UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 240.14a-12

Stifel Financial Corp.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule, or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

STIFEL FINANCIAL CORP.

One Financial Plaza

501 North Broadway

St. Louis, Missouri 63102-2102

(314) 342-2000

April 30, 2014

Fellow Shareholders:

We cordially invite you to attend the 2014 Annual Meeting of Shareholders of Stifel Financial Corp. The meeting will be held on Wednesday, June 11, 2014 at 11:00 a.m., local time, at our corporate headquarters. We hope that you will be able to attend.

Enclosed you will find a notice setting forth the business expected to come before the meeting. The Notice informs shareholders how to access this proxy statement and our Annual Report for the year ended December 31, 2013 on the Internet and how to submit their proxy online. The Notice also contains instructions on how to request a printed set of proxy materials.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, we hope that your shares are represented and voted.

I am pleased to report that 2013 represented our 18th consecutive year of record net revenues, an impressive achievement in any industry, but especially so considering that our industry endured the bursting of the tech bubble and the financial crisis during that period. We once again delivered significant shareholder value as we continued our growth trajectory by successfully integrating mergers and recruiting and retaining talented, entrepreneurial associates.

In addition to record revenues of over $2 billion, we also achieved record net income. As a result, our stock price rose 50% during the year and 637% over the ten years ending in 2013. For perspective, this compares to the one and ten-year returns of 30% and 66% for the S&P 500.

I expand on our Company’s performance, strategy, and outlook in the 2013 Annual Report Shareholder Letter, which I hope you will read.

Thank you for your investment in Stifel. I look forward to welcoming our shareholders to the Annual Meeting.

Sincerely,

Ronald J. Kruszewski

Chairman of the Board, President

and Chief Executive Officer

STIFEL FINANCIAL CORP.

One Financial Plaza

501 North Broadway

St. Louis, Missouri 63102-2102

(314) 342-2000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Wednesday, June 11, 2014, at 11:00 a.m., Central Time

Place:	Stifel Financial Corp. offices located at One Financial Plaza, 2nd Floor, 501 North Broadway, St. Louis, Missouri 63102

Items of Business:	—	To elect six (6) Class I Directors, each as nominated by the Board of Directors;

	—	To approve, on an advisory basis, the compensation of our named executive officers (say on pay);

	—	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014; and

	—	To consider and act upon other business as may properly come before the meeting and any adjournment or postponement thereof.

Record Date:	You are entitled to vote only if you were a Company shareholder at the close of business on April 14, 2014.

Voting by Proxy:

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please vote your shares by proxy to ensure they are represented at the meeting. You may submit your proxy vote by telephone or Internet, as described in the Notice of Internet Availability of Proxy Materials and the following proxy statement, by no later than Tuesday, June 10, 2014. If you received a paper copy of the proxy card by mail, you may sign, date, and mail the proxy in the envelope provided. The envelope is addressed to our vote tabulator, Broadridge Financial Solutions, Inc., and no postage is required if mailed in the United States.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

to be held on June 11, 2014

Our proxy statement and 2013 annual report are available at:

www.investorvote.com/sf

By Order of the Board of Directors,

David M. Minnick, Corporate Secretary

April 30, 2014

YOUR VOTE IS VERY IMPORTANT

Even if you plan to attend this meeting in person, we urge you to promptly vote your shares on the Internet, by telephone, or if you requested printed copies of the proxy materials, you can vote by dating, signing, and returning the proxy card in a postage-paid return envelope.

STIFEL FINANCIAL CORP.

One Financial Plaza

501 North Broadway

St. Louis, Missouri 63102-2102

(314) 342-2000

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS TO BE

HELD ON WEDNESDAY, JUNE 11, 2014

GENERAL

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Stifel Financial Corp. (the “Company”) for use at the Annual Meeting of shareholders (“Annual Meeting”) to be held on Wednesday, June 11, 2014, at 11 a.m., on the 2nd Floor, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102, and any adjournment or postponement thereof, for the purposes set forth in the accompanying notice of Annual Meeting of shareholders.

Beginning on April 30, 2014, the Notice of this proxy statement and the Annual Meeting was mailed to our shareholders of record as of the close of business on April 14, 2014. The Notice also contains instructions on how to obtain paper copies of these proxy materials and a proxy card.

All proxies, whether voted electronically online, by telephone, or by proxy card, will be voted in accordance with the instructions contained in the proxy. If no choice is specified, proxies will be voted in favor of the election of each of the nominees for director proposed by the Board of Directors in Item I, in favor of the advisory resolution related to the compensation of our named executive officers in Item II, and in favor of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014 in Item III, each as recommended by the Board of Directors. A shareholder who executes a proxy may revoke it at any time before it is voted by delivering another proxy to us bearing a later date, by casting a new vote by telephone, Internet, or Intranet, by submitting written notice of such revocation to David Minnick, our Corporate Secretary, or by personally appearing at the Annual Meeting and casting a vote in person.

A majority of the outstanding shares of common stock present in person or by proxy will constitute a quorum at the Annual Meeting.

In an uncontested election, as is the case in this election, each nominee for director shall be elected to the Board of Directors if the votes cast “FOR” such nominee’s election exceed the “WITHHOLD” votes cast against such nominee’s election. Each share will have one vote for the election of each director. There is no cumulative voting in the election of directors.

The affirmative vote of a majority of the shares of our common stock cast at the meeting in person or by proxy is required for the advisory approval of the compensation of our named executive officers and for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” are counted as votes present at the meeting for purposes of determining whether a quorum exists.

When tabulating the voting results for any particular proposal, shares that constitute broker non-votes and, pursuant to our By-Laws, abstentions are not considered votes cast on that proposal. Accordingly, broker non-votes and abstentions will not affect the outcome of any matter being voted on at the Annual Meeting.

EXECUTIVE SUMMARY

This summary highlights certain information contained elsewhere in our Proxy Statement. You should read the entire Proxy Statement carefully before voting.

Matters to be Voted on at our 2014 Annual Meeting

Agenda Item	Board Recommendation	Page Reference (for more detail)

I. Election of six (6) Class I Directors	FOR each director	8

The Board of Directors believes the six nominees as a group have the experience and skills that are necessary to effectively oversee our Company.

II. Advisory vote to approve executive compensation (say on pay)	FOR	27

The Board of Directors is asking shareholders to provide advisory approval of the compensation of our named executive officers.

III. Ratification of selection of Ernst & Young LLP as our independent registered public accounting firm for 2014	FOR	55

The Audit Committee of our Board of Directors has selected Ernst & Young LLP to serve as our independent auditor for the year ending December 31, 2014.

Company Statistics

—	Our market capitalization was approximately $2.9 billion as of April 14, 2014, the record date.
—	65,466,939 shares of Stifel Financial Corp. common stock were outstanding as of the record date.
—	5,862 full-time associates (including independent contractors) as of December 31, 2013.

2013 Performance Highlights

In 2013, we have built upon our solid 2012 results and improved our performance in nearly all key categories. We also advanced several strategic initiatives to improve our profitability. Our 2013 performance highlights include:

—	2013 represented our 18th consecutive annual increase in net revenues;
—

We generated core net revenues of $1.978 billion, up 24% from $1.594 billion in 2012, and achieved our highest level of quarterly net revenues as a public company in the fourth quarter with core net revenues of $564.7 million;

—	Our core net income from continuing operations was $184.7 million, or $2.51 per diluted common share, which was up 27% from $145.3 million, or $2.31 per diluted common share in 2012;
—

Our Global Wealth Management segment, which consists of our Private Client Group, Stifel Bank & Trust, and our Asset Management Group, had record net revenues and pre-tax operating income of $1.12 billion and $300.0 million, an increase of 13% and 12%, respectively, from 2012.

—	Our Institutional Group segment had net record revenues and pre-tax operating income of $861.2 million and $142.9 million in 2013, an increase of 42% and 41%, respectively, from 2012.
—	The closing price of a share of our stock on the last trading day of 2013 was $47.92, which represented a 50% increase from the closing price on the last trading day of 2012; and
—	Shareholder equity was $2.06 billion at December 31, 2013, resulting in a book value per share of $32.30.
—	Tier-one capital ratio was 26.7% at December 31, 2013, which is 6 times the required level.
—	Total capital ratio was 4.2 to 1 at December 31, 2013, which means we had $1 of capital for every $4.20 of assets.
—	Stifel Bank’s assets increased 38% to $5.03 billion at December 31, 2013.
—

We completed four acquisitions during 2013. The acquisition of KBW, Inc. expanded our investment banking footprint in the financial services space; the acquisition of the Fixed Income Business from Knight Capital Group increased our capabilities in the fixed income business; the acquisition of Acacia Federal Savings Bank was a nice complement to the growth of Stifel Bank; and the acquisition of Ziegler Lotsoff Capital Management, LLC expanded our resources in our asset management business.

Named Executive Officer Compensation (see Compensation Matters beginning on page 27)

We provide highlights of our compensation program below. It is important that you review the Compensation Discussion and Analysis and the compensation-related tables for a complete understanding of our compensation program.

2013 Annual Compensation

—

Our 2013 named executive officers are Ronald J. Kruszewski (Chairman and CEO), James M. Zemlyak (CFO), Thomas P. Mulroy (Senior Vice President and Co-Director of the Institutional Group), Victor J. Nesi, (Senior Vice President and Co-Director of the Institutional Group), and Ben A. Plotkin (Vice Chairman).

—

Paying for performance is a critical element of our compensation philosophy. The Compensation Committee believes our current executive compensation program directly links executive compensation to our performance, aligns the interests of our executive officers with those of our non-employee shareholders, and has helped contribute to the Company’s consistently positive earnings performance. See “The Link Between Long-Term Performance and Chief Executive Officer Annual Earned Compensation.” and “The Link Between Long-Term Company Performance and Named Executive Officer Annual Incentive Compensation.”

—	The increase in the Company’s stock price relative to the peer companies and the S&P 500 for both the short and long term. See “Company’s Relative Stock Performance as Compared to Selected Peers.”
—

2013 annual variable compensation for this year’s NEOs increased by approximately 13% (excluding Mr. Plotkin, whose increase is more directly tied to specific revenue performance) in the aggregate as compared to the 2012 annual variable compensation for last year’s named executive officers, which is consistent with our pay for performance philosophy. The Compensation Committee continues to provide a significant portion (26% to 32%) of annual variable compensation to our NEOs in the form of equity-based awards. The remainder of our NEOs’ 2013 annual variable compensation was awarded in cash.

—

The Compensation Committee considered the fact that the ownership of directors and executive officers of our Company (including common stock and restricted stock awards) was approximately 7%, with a market value of $199.0 million, as of the record date, which aligns their interests with our shareholders.

—

The Compensation Committee considered the named executive officer’s contributions to further developing and maintaining the Company’s culture and ethos of teamwork during 2013 (a year that included the successful integration of four acquisitions).

—

Our restricted stock awards and underlying shares at risk are subject to clawback provisions that could result in forfeiture or recapture by us, including as a result of violating firm policies, or engaging in any conduct detrimental to our Company.

The following table summarizes the 2013 annual compensation for our NEOs approved by the Compensation Committee:

		Variable Compensation			Increase in Total Annual	Percentage of 2013 Total Incentive Compensation
Name	Salary	Cash	Stock Units	Total Annual Compensation	Compensation from 2012	Attributable to Equity (%)

Ronald J. Kruszewski	$200,000	$3,450,000	$1,550,000	$5,200,000	13%	31%

James M. Zemlyak	175,000	1,800,000	825,000	2,800,000	12%	31%

Thomas P. Mulroy	250,000	1,875,000	875,000	3,000,000	13%	32%

Victor J. Nesi	250,000	1,875,000	875,000	3,000,000	13%	32%

Ben A. Plotkin	250,000	1,560,000	546,000	2,356,000	90%	26%

See “Differences Between 2013 Summary Compensation Table and the Annual Earned Compensation Table” for a discussion of the difference between the supplemental tables utilized by the Compensation Committee in determining the annual compensation of the named executive officers and the 2013 Summary Compensation Table.

CORPORATE GOVERNANCE

Director Independence

Under New York Stock Exchange (“NYSE”) Corporate Governance Standards, an independent director is a member of the Board of Directors who:

—

Does not, and has not for the three years prior to the date of determination, received more than $120,000 per year in earned compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

—	Is not, and has not been for the three years prior to the date of determination, an employee of the Company;

—

Is not, and has not been, affiliated with or employed by the present or former auditor of the Company, or one of the auditors’ affiliates, unless it has been more than three years since the affiliation, employment, or the auditing relationship ended;

—

Is not, and has not been for the three years prior to the date of determination, part of an interlocking directorship in which an executive officer of the Company serves on the Compensation Committee of a company that concurrently employs the director;

—

Is not, and has not been for the three years prior to the date of determination, an executive officer or an employee of another company (1) that accounts for at least 2% or $1 million, whichever is greater, of the Company’s consolidated gross revenues or (2) for which the Company accounts for at least 2% or $1 million, whichever is greater, of such other company’s consolidated gross revenues;

—

Has no other material commercial, industrial, banking, consulting, legal, accounting, charitable, or familial relationship with the Company, either individually or as a partner, shareholder, or officer of an organization or entity having such a relationship with the Company, which relationship would adversely impact the director’s independence in connection with the Company; and

—

Has, and for the three years prior to the date of determination had, no immediate family members (i.e., spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone who shares the director’s home) in any of the above categories; provided, however, that in the case of employment of one of the above-described immediate family members, the family member must have served as an executive officer or partner of the subject entity to impact the director’s independence.

It is a responsibility of the Board of Directors to regularly assess each director’s independence and to take appropriate actions in any instance in which the requisite independence has been compromised.

The Board of Directors has determined that Messrs. Beda, Brown, Dill, Dubinsky, Grady, Hanser, Irby, Oates, Westbrook, and Zimmerman qualify as independent directors. In making this determination, the Board of Directors considered the rules of the NYSE and the U.S. Securities and Exchange Commission (the “SEC”), including the rules recently adopted by the NYSE regarding the independence of the Compensation Committee, and reviewed information provided by the directors in questionnaires concerning the relationships that we may have with each director. In particular, with respect to Mr. Irby, the Board of Directors considered the related party transaction described on page 32 of this proxy statement and concluded that Mr. Irby’s independence was not compromised.

Board of Directors – Leadership, Risk Oversight, Meetings, and Committees

Leadership:    Our Board of Directors is presently composed of ten independent directors and eight employee directors. The Board strategically considers the combination or separation of the Chairman and Chief Executive Officer roles as an integral part of its planning process and corporate governance philosophy. Ronald J. Kruszewski concurrently serves as both a Chairman of the Board as well as the Company’s President and Chief Executive Officer. Thomas W. Weisel shares the role of Chairman of the Board with Mr. Kruszewski.

In connection with the Company’s acquisition of Thomas Weisel Partners Group, Inc. (“TWPG”) in July 2010, the Board determined that Mr. Weisel’s service along with Mr. Kruszewski as Chairman of the Board would assist the integration of the two companies and would otherwise be in the best interests of the Company. Although Mr. Kruszewski currently serves as Chairman of the Board as well as the Company’s President and Chief Executive

Officer, the Board believes that this structure serves the Company well because it provides consistent leadership and accountability for managing Company operations. In addition, our Board of Directors also holds regularly scheduled executive sessions without management, at which a non-management director presides in compliance with the NYSE Corporate Governance Standards.

Risk Oversight:   Our Board of Directors has responsibility for the oversight of risk management. Our Board of Directors, either as a whole or through its Committees, regularly discusses with Company management our major risk exposures, their potential impact, and the steps we take to monitor and control such exposures.

While our Board is ultimately responsible for risk oversight, each of our Committees assists the full Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on the management of financial and accounting risk exposures. The Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Finally, the Risk Management/Corporate Governance Committee focuses on the management of risks associated with Board organization, membership, and structure, and the organizational and governance structure of our Company.

Meetings:   During 2013, our Board of Directors met five times, including both regularly scheduled and special meetings. During the year, all of the incumbent directors attended at least 75% of all meetings held by the Board of Directors and all Committees on which they serve. It is our policy to encourage the members of our Board of Directors to attend the Annual Meeting of shareholders. At the last Annual Meeting, six of the then-current directors were in attendance.

Committees:    The standing committees of our Board of Directors are the Audit Committee, Compensation Committee, Executive Committee, and Risk Management/Corporate Governance Committee. The Audit Committee, Compensation Committee, and Risk Management/Corporate Governance Committee each operates pursuant to a written charter approved by the Board of Directors. The full text of each such charter and our corporate governance guidelines are available in the “Corporate Governance” section of our web site located at www.stifel.com, or may be obtained by any shareholder, without charge, upon request by contacting David Minnick, our Corporate Secretary, at (314) 342-2000 or by e-mail at investorrelations@stifel.com.

Audit Committee.  Messrs. Beda (Chairman), Dubinsky, Grady, Oates, and Westbrook are the current members of the Audit Committee, each of whom are independent directors as defined by the NYSE, the SEC, and as determined by our Board of Directors. The duties of the Audit Committee include:

—

Recommending to the Board of Directors a public accounting firm to be placed in nomination for shareholder ratification as our independent auditors and compensating and terminating the independent auditors as deemed necessary;

—

Meeting periodically with our independent auditors and financial management to review the scope of the proposed audit for the then-current year, the proposed audit fees, and the audit procedures to be utilized, reviewing the audit and eliciting the judgment of the independent auditors regarding the quality of the accounting principles applied to our financial statements; and

—

Evaluating on an annual basis the qualification, performance, and independence of the independent auditors, based on the Audit Committee’s review of the independent auditors’ report and the performance of the independent auditors throughout the year.

Each member of the Audit Committee is financially literate, knowledgeable, and qualified to review financial statements. The “audit committee financial expert” designated by our Board of Directors is Mr. Beda. The Audit Committee met five times during 2013.

Compensation Committee.  Messrs. Oates (Chairman), Beda, Dill, Hanser, and Irby are the current members of the Compensation Committee, each of whom are independent directors as defined by the NYSE and as determined by our Board of Directors. The Compensation Committee met five times during 2013. The duties of the Compensation Committee include:

—	Reviewing and recommending to our Board of Directors the salaries of all of our executive officers;

—	Reviewing market data to assess our competitive position for the components of our executive compensation;

—	Making recommendations to our Board of Directors regarding the adoption, amendment, and rescission of employee benefit plans; and

—	Reviewing the Company’s compensation policies and practices with respect to the Company’s employees to ensure that they are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation.   During 2013, there were no interlocks or insider participation on the part of the members of the Compensation Committee.

Executive Committee.  Messrs. Kruszewski (Co-Chairman), Weisel (Co-Chairman), Beda, Dubinsky, Grady, and Oates are the current members of the Executive Committee. Except to the extent limited by law, between meetings of the full Board, the Executive Committee performs the same functions and has the same authority as the full Board. The Executive Committee met four times during 2013.

Risk Management/Corporate Governance Committee.   Messrs. Grady (Chairman), Beda, Brown, Hanser, and Oates are the current members of the Risk Management/Corporate Governance Committee, each of whom are independent directors as defined by the NYSE and as determined by our Board of Directors. The Risk Management/Corporate Governance Committee met four times during 2013. The duties of the Risk Management/Corporate Governance Committee include:

—	Overseeing the management of risks associated with Board organization, membership, and structure;

—	Regularly reviewing our aggregate risk exposures and risk management processes with management, including our Chief Executive Officer, Chief Financial Officer, and Chief Compliance Officer;

—	Overseeing the search for individuals qualified to become members of our Board of Directors and selecting director nominees to be presented for election at the Annual Meeting of our shareholders;

—	Considering nominees for directors recommended by our shareholders; and

—	Reviewing our corporate governance guidelines at least annually and recommending changes to our Board of Directors as necessary.

In accordance with the Risk Management/Corporate Governance Committee’s charter and our corporate governance guidelines, the Risk Management/Corporate Governance Committee considers nominees recommended by shareholders and reviews the qualifications and contributions of the directors standing for election each year. In identifying and evaluating nominees for director, the Risk Management/Corporate Governance Committee considers, among other things, each candidate’s strength of character, judgment, career specialization, relevant technical skills, experience, diversity, and the extent to which the candidate would fill a need on the Board of Directors.

Shareholders may recommend individuals to the Risk Management/Corporate Governance Committee for consideration as potential director nominees by giving written notice to David Minnick, our Corporate Secretary, at least 90 days, but not more than 120 days, prior to the anniversary of our preceding year’s annual meeting, along with the specific information required by our By-Laws, including, but not limited to, the name and address of the nominee; the number of shares of our common stock beneficially owned by the shareholder (including associated persons) nominating such nominee; and a consent by the nominee to serve as a director, if elected, that would be required for a nominee under the SEC rules. If you would like to receive a copy of the provisions of our By-Laws setting forth all of these requirements, please send a written request to Stifel Financial Corp., Attention: David M. Minnick, Corporate Secretary, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102. The Risk Management/Corporate Governance Committee has not adopted any specific procedures for considering the recommendation of director nominees by shareholders, but will consider shareholder nominees on the same basis as other nominees. Please also see the procedures described in the section entitled “Shareholder Proposals for the 2015 Annual Meeting” in this proxy statement.

Corporate Governance and Code of Ethics

In accordance with the requirements of the NYSE and the Sarbanes-Oxley Act of 2002, we have adopted Corporate Governance Guidelines as well as charters for the Audit Committee, Compensation Committee, and Risk Management/Corporate Governance Committee. These guidelines and charters are available for review under the “Corporate Governance” section of our web site at www.stifel.com. We have also adopted a Code of Ethics for Directors, Officers, and Associates. The Code of Ethics is also posted in the “Corporate Governance” section of our web site, located at www.stifel.com, or may be obtained by any shareholder, without charge, upon request by contacting David Minnick, our Corporate Secretary, at (314) 342-2000 or by e-mail at investorrelations@stifel.com.

We have established procedures for shareholders or other interested parties to communicate directly with our Board of Directors, including the presiding director at the executive sessions of the non-management directors or the non-management directors as a group. Such parties can contact our Board of Directors by mail at: Stifel Financial Corp., Attention: Ronald J. Kruszewski/Thomas W. Weisel, Chairmen of the Board, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102. All communications made by this means will be received by the Chairmen of the Board and relayed promptly to the Board of Directors or the individual directors, as appropriate.

ITEM I – ELECTION OF DIRECTORS

After consideration of the factors described below, as well as the individual qualifications and experience of each of our director nominees and his contributions to our Board, our Board has concluded that each of our director nominees should be re-elected to our Board.

Our Board of Directors unanimously recommends a vote FOR all of our director nominees.

 Our Company’s Board of Directors currently consists of 18 persons, divided into three classes. The nominees for election at the Annual Meeting are: six (6) Class I members. Typically, each class is elected for a term of three years, and the classes together are staggered so that one class term expires each year.

The Board of Directors, upon the recommendation of the Risk Management/Corporate Governance Committee, has nominated Bruce A. Beda, Frederick O. Hanser, Ronald J. Kruszewski, Thomas P. Mulroy, Thomas W. Weisel, and Kelvin R. Westbrook for election as Class I directors to hold office until the 2017 Annual Meeting of shareholders or until their respective successors are elected and qualified or until their earlier death, resignation, or removal. Each of the nominees is currently serving as a director of our Company.

The Board has granted a waiver from the age 70 restriction on standing for re-election to Messrs. Beda, Hanser, and Weisel due to the desire for continuity and the specialized skill sets and business experience they contribute to the Board.

Shares represented by your proxy will be voted in accordance with your direction as to the election of directors from the persons listed below as nominees. In the absence of direction, the shares represented by your proxy will be voted “FOR” the election of each nominee. In an uncontested election, as is the case in this election, each nominee for director shall be elected to the Board of Directors if the votes cast “FOR” such nominee’s election exceed the “WITHHOLD” votes cast against such nominee’s election. Shares represented by your proxy cannot be voted for more than six (6) Class I directors. In the event any person listed as a nominee becomes unavailable as a candidate for election, it is intended that the shares represented by your proxy will be voted for the remaining nominees and any substitute nominee recommended by the Board of Directors.

The Board of Directors has adopted a director resignation policy that requires each director nominee who is standing for re-election, prior to each election of directors at an annual meeting, to submit to the Board of Directors an irrevocable letter of resignation which will become effective if that director does not receive the necessary majority votes for election and the Board of Directors determines to accept such resignation. In such circumstances, the Risk Management/Corporate Governance Committee will evaluate and make a recommendation to the Board of Directors with respect to the submitted resignation. The Board of Directors will take action on such recommendation within 180 days following the Annual Meeting at which the election occurred and will publicly disclose its decision, including, if applicable, the reasons for rejecting a resignation.

Experience and Diversity

The Risk Management/Corporate Governance Committee of Stifel Financial Corp.’s Board of Directors actively seeks directors who provide the Board with a diversity of perspectives and backgrounds.

The composition of our current Board of Directors reflects diversity in business and professional experience, skills, and ethnic background. When considering whether directors and nominees have the experience, qualifications, attributes, and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Risk Management/Corporate Governance Committee and the Board of Directors focused primarily on the information discussed in each of the individual biographies set forth below. These biographies briefly describe the business experience during the past five years or longer, if material, of each of the nominees for election as a director and our other directors whose terms of office as directors will continue after the Annual Meeting, including, where applicable, positions held with us or our principal subsidiary, Stifel, Nicolaus & Company, Incorporated, and information as to the other directorships held by each of them during such five-year period. These biographies also include the specific individual attributes considered by the Risk Management/Corporate Governance Committee and the Board of Directors in coming to the conclusion that each such nominee or current director should serve as a director of the Company.

Class I Director Nominees

Bruce A. Beda, 73

Director Since: 1997, Class I nominee with term ending in 2017

Committees: Audit Committee (Chairman), Compensation Committee, Executive Committee, and Risk Management/Corporate Governance Committee

Career Highlights

—	Chief Executive Officer, Kilbourn Capital Management, LLC, a financial asset manager (2001 – present)
—	Held various management positions at two Fortune 200 companies for 15 years and was Chief Financial Officer of a public company

Other Professional Experience and Community Involvement

—	M.B.A., Finance, University of Michigan
—	B.B.A, Accounting, University of Michigan

Experience and Qualifications

Mr. Beda has financial expertise and decade-long leadership as a financial asset manager and provides an important historical perspective with respect to Company operations. Mr. Beda also has substantial experience as a director of other publicly held companies.

Frederick O. Hanser, 72 Director Since: 2003, Class I nominee with term ending in 2017 Committees: Compensation Committee and Risk Management/Corporate Governance Committee

Career Highlights

—	Stifel Bank & Trust, a subsidiary of Stifel Financial Corp.
–	Chairman of the Audit Committee (2010 – present)
–	Director and Vice Chairman (2007 – present)
—	Director, SLC Holdings, LLC, the manager and holding company for the St. Louis Cardinals, LLC (1996 – 2013)
—	Chairman and Vice Chairman, St. Louis Cardinals, LLC, a professional baseball team (1996 – 2010)
—	Attorney, Fordyce and Mayne, a law firm
—	Attorney, Armstrong, Teasdale LLP, a law firm

Other Professional Experience and Community Involvement

—	One of three principal organizers and Member, Board of Directors, of Mississippi Valley Bancshares, Inc., a bank holding company for Southwest Bank of St. Louis (NASDAQ: MVBI) (1)
—	Practiced law for 29 years, focused in banking, corporate and estate taxation, medical law, venture capital, and closely held businesses
—	B.A., Yale University
—	J.D., Washington University
—	Former Member, Board of Directors, CrimeStoppers – St. Louis Region
—	Former Member, Board of Directors, and President, BackStoppers, Inc.

Experience and Qualifications

Mr. Hanser has extensive legal and managerial background, as well as experience as a director of other financial services companies.

(1) Purchased by Southwest Bank of St. Louis in 1984

Ronald J. Kruszewski, 55

Chairman of the Board of Directors, President, and Chief Executive Officer of Stifel Financial Corp.

Director Since: 1997, Class I nominee with term ending in 2017

Committees: Executive Committee (Co-Chairman)

Other Public Company Directorships Within the Past 5 Years: Angelica Corporation (NYSE: AGL), non-executive Chairman

Career Highlights

—	Stifel Financial Corp.
–	Chairman (2001 – present)
–	President and Chief Executive Officer (September 1997 – present)
—	Stifel, Nicolaus & Company, Incorporated
–	Chairman (2001 – present)
–	President (April 2011 – present)
–	Chief Executive Officer (September 1997 – present)

Other Professional Experience and Community Involvement

—	Member, Board of Directors, Securities Industry and Financial Markets Association (SIFMA)
—	Member, Federal Advisory Council, St. Louis Federal Reserve Board of Directors
—	Member, U.S. Ski and Snowboard Team Foundation Board
—	Chairman of Downtown Now!
—	Member, Board of Directors, St. Louis Regional Chamber and Growth Association
—	Member, Board of Directors, Barnes-Jewish Hospital
—	Member, Board of Trustees, Webster University
—	Member, Regional Business Council in St. Louis
—	Member, World Presidents’ Organization - St. Louis Chapter
—	Former Chairman, Downtown St. Louis Partnership, Inc.

Experience and Qualifications

Mr. Kruszewski has extensive managerial and leadership experience in the financial services industry in addition to a comprehensive understanding and knowledge of the Company’s day-to-day operations and strategy.

Thomas P. Mulroy, 52 Senior Vice President of Stifel Financial Corp. Director Since: 2005, Class I nominee with term ending in 2017

Career Highlights

—	Stifel Financial Corp. – Senior Vice President (December 2005 – present)
—	Stifel, Nicolaus & Company, Incorporated
–	Executive Vice President (December 2005 – present)
–	Co-Director of Institutional Group (July 2009 – present)
–	Director, Equity Capital Markets (December 2005 – July 2009)
—	Legg Mason, Inc. – Executive Vice President (1986 – November 2005)

Other Professional Experience and Community Involvement

—	Chairman of the Board of Stifel Nicolaus Europe Limited
—	B.S. in finance, Ithaca College
—	M.B.A. in finance, American University

Experience and Qualifications

With over 25 years of experience in capital markets, Mr. Mulroy has developed extensive knowledge of the industry. His substantial experience and perspective assists the Board in its review of the Company’s capital markets business.

Thomas W. Weisel, 73

Chairman of the Board of Directors of Stifel Financial Corp.

Director Since: 2010, Class I nominee with term ending in 2017

Committees: Executive Committee (Co-Chairman)

Other Public Company Directorships Within the Past 5 Years: NASDAQ OMX Group, Inc. (NASDAQ: NDAQ) and Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG)

Career Highlights

—	Chairman and Chief Executive Officer, Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG) (1999 – 2010)
—	Founder, Chairman, and Chief Executive Officer, Montgomery Securities (1971 – 1997)

Other Professional Experience and Community Involvement

—	Member and former Chairman, U.S. Ski and Snowboarding Team Foundation Board (1977 – present)
—	Chairman, USA Cycling Foundation Board (2000 – present)
—	Member, Board of Trustees, San Francisco Museum of Modern Art (1982 – present)
—	Chairman and Board Member, Empower America (1994 – 2002)
—	Chairman, Capital Campaign for California School of Arts & Crafts (1996 – 1997)
—	Member, Board of Directors, Stanford Endowment Management Board (2001 – 2009)
—	Member, Advisory Board, Harvard Business School (2007 – 2009)
—	Board Member, NASDAQ (2002 – 2006)
—	Trustee, Museum of Modern Art in New York (1996 – 2011)

Experience and Qualifications

Mr. Weisel has extensive entrepreneurial and operational experience in the financial services industry, as evidenced by his founding and development of the investment firms of TWPG and Montgomery Securities prior to joining the Company.

Kelvin R. Westbrook, 58

Director Since: 2007, Class I nominee with term ending in 2017

Committees: Audit Committee

Other Current Public Company Directorships: Archer-Daniels Midland Company (NYSE: ADM), Camden Property Trust (NYSE: CPT), and T-Mobile US, Inc. (NYSE: TMUS)

Career Highlights

—	President and Chief Executive Officer, KRW Advisors, LLC, a privately held telecommunications and media consulting and advisory services firm (October 2007 – present)
—	Broadstripe, LLC (formerly known as Millennium Digital Media Systems, LLC), broadband services company (1)
–	Chairman and Chief Strategic Officer (September 2006 – October 2007)
–	President and Chief Executive Officer (May 1997 – September 2006)

Other Professional Experience and Community Involvement

—	Chairman, Board of Directors, BJC HealthCare
—	Member, Board of Directors, National Cable Satellite Corporation, better known as C-SPAN (2002 – 2011)
—	Former partner of a national law firm

Experience and Qualifications

Mr. Westbrook brings legal, media, and marketing expertise to the board of directors. In addition, through his service on the boards of directors and board committees of other public companies and not-for-profit entities, Mr. Westbrook has gained an in-depth knowledge and expertise in corporate governance.

(1)	Broadstripe, LLC and certain of its affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 2009, approximately 15 months after Mr. Westbrook resigned from the firm.

Continuing Directors

Charles A. Dill, 74 Director Since: 1995, Class II director with term ending in 2015 Committees: Compensation Committee

Career Highlights

—	Managing partner, Two Rivers Associates, a private equity firm (2003 – present)
—	General partner, Gateway Partners, L.P., a venture capital fund (1995 – 2013)
—	President, Chief Executive Officer, and Director, Bridge Information Systems, Inc., a company providing online information and trading services (1991 – 1995)

Other Professional Experience and Community Involvement

—	Venture capital and private equity investor
—	Director, John Allan Love Foundation

Experience and Qualifications

Mr. Dill has 19 years of experience in the venture capital and private equity investment markets, following prior operating experience as CEO of an information technology company serving the financial services industry. Earlier in his professional career, Mr. Dill, in senior executive officer capacities, led the development of the global businesses of two NYSE companies, Emerson Electric and AVX Corporation. Mr. Dill continues to serve as a director of several private companies and previously served as a director of four public corporations.

Richard J. Himelfarb, 72 Vice Chairman and Senior Vice President of Stifel Financial Corp. Director Since: 2005, Class II director with term ending in 2015

Career Highlights

—	Stifel Financial Corp. – Senior Vice President (December 2005 – present)
—	Stifel, Nicolaus & Company, Incorporated
–	Executive Vice President and Director (December 2005 – present)
–	Chairman of Investment Banking (July 2009 – present)
–	Director of Investment Banking (December 2005 – July 2009)
—	Legg Mason, Inc.
–	Director (November 1983 – July 2005)
–	Executive Vice President (July 1995 – November 2005)
–	Senior Vice President (November 1983 – July 1995)
—	Legg Mason Wood Walker, Inc.
–	Executive Vice President (July 1995 – November 2005)
–	Senior Vice President (November 1983 – July 1995)

Other Professional Experience and Community Involvement

—	Practiced corporate, tax, and securities law for 16 years prior to joining Legg Mason
—	Member, Board of Directors, Greater Baltimore Committee
—	Member, Board of Directors, Kennedy Krieger Institute
—	Member, Board of Directors, University of Maryland Baltimore Foundation

Experience and Qualifications

With more than 30 years of experience in the investment banking industry, Mr. Himelfarb provides critical insight with respect to the Company’s operations and assists the Board in its oversight of the Company’s investment banking businesses.

Alton F. Irby III, 73

Director Since: 2010, Class II director with term ending in 2015

Committees: Compensation Committee

Other Current Public Company Directorships: McKesson Corporation (NYSE: MCK)

Other Public Company Directorships Within the Past 5 Years: Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG) and ContentFilm (AIM: CFL)

Career Highlights

—	Founding partner, London Bay Capital LLC, a privately held investment firm (May 2006 – present)
—	Founding partner, Tricorn Partners LLP, a privately held investment bank (May 2003 – May 2006)
—	Chairman and Chief Executive Officer of HawkPoint Partners (formerly known as National Westminster Global Corporate Advisory) (1997 – 2000)
—	Founding partner, Hambro Magan Irby Holdings (1988 – 1997)

Experience and Qualifications

Mr. Irby has extensive experience founding and leading multiple privately held investment firms as well as 25 years of experience in the international financial services industry in Europe and the United States.

Victor J. Nesi, 54 Senior Vice President of Stifel Financial Corp. Director Since: 2009, Class II director with term ending in 2015

Career Highlights

—	Stifel Financial Corp. – Senior Vice President (July 2009 – present)
—	Stifel, Nicolaus & Company, Incorporated – Executive Vice President and Co-Director of Institutional Group (July 2009 – present)
—	Merrill Lynch, a global investment firm
–	Global Head of the Technology, Telecommunications, and Media Industries Group within Merrill Lynch Global Private Equity (2007 – 2008)
–	Head, Americas Investment Banking (2005 – 2007)
–	Head, Telecom & Media Investment Banking Group (1996 – 2005)

Other Professional Experience and Community Involvement

—	Investment banker with two global investment banking firms for 7 years prior to joining Merrill Lynch
—	Practiced corporate and securities law for 4 years

Experience and Qualifications

With over 20 years of experience in capital markets, including international operations, Mr. Nesi has developed extensive knowledge of the industry. His substantial experience and perspective assists the Board in its review of the Company’s capital markets business.

James M. Zemlyak, 55 Senior Vice President and Chief Financial Officer of Stifel Financial Corp. Director Since: 2004, Class II director with term ending in 2015

Career Highlights

—	Stifel Financial Corp.
–	Senior Vice President and Chief Financial Officer (1999 – present)
–	Treasurer (1999 – 2011)
—	Stifel, Nicolaus & Company, Incorporated
–	Executive Vice President (2005 – present)
–	Chief Operating Officer (2002 – present)
–	Chief Financial Officer (1999 – 2006)
—	Managing Director and Chief Financial Officer, Baird Financial Corporation (1997 – 1999)
—	Senior Vice President and Chief Financial Officer, Robert W. Baird & Co. Incorporated (1994 – 1999)

Experience and Qualifications

Mr. Zemlyak has been our Chief Financial Officer since 1999, is a key leader of the Company, and has over 25 years of experience in the financial services industry. The Board believes his knowledge of our Company and its business is instrumental in formulating and executing our business plans and growth strategies.

Michael J. Zimmerman, 63

Director Since: February 2013, Class II director for term ending in 2015

Other Current Public Company Directorships: Overseas Shipholding Group, Inc. (FINRA OTC: OSGIQ), Non-Executive Chairman

Other Public Company Directorships Within the Past 5 Years: KBW, Inc. (NYSE: KBW), Financial Federal Corporation (NYSE: FIF), and Smithfield Foods, Inc. (NYSE: SFD)

Career Highlights

—	Continental Grain Company, a diversified international agribusiness and investment firm
–	Vice Chairman (2012 - present)
–	Executive Vice President and Chief Financial Officer (1999 – 2012)
–	Senior Vice President, Investments and Strategy (1996 – 1999)
—	Managing Director, Salomon Brothers, Inc. (1976 – 1996)

Other Professional Experience and Community Involvement

—	Investment Committee Member, Arlon Group LLC, an investment subsidiary of Continental Grain Company
—	Trustee, Mount Sinai Health System, a non-profit health care organization
—	Chairman, FOJP Service Corporation, a non-profit insurance company
—	Chairman, Investment Committee, U.S. Holocaust Museum

Experience and Qualifications

Mr. Zimmerman’s experience within the financial services industry and his broad understanding of investment banking both as an industry and a culture provide valuable judgment and insights, including those relevant to the recent economic climate. This background, together with the perspectives applied from his past and present service on other boards, including as an independent director and audit committee member of a publicly held company, brings a knowledge and a skill set that are integral to our Board.

Michael W. Brown, 68

Director Since: 2010, Class III director for term ending in 2016

Committees: Risk Management/Corporate Governance Committee

Other Current Public Company Directorships: EMC Corporation (NYSE: EMC), VMWare, Inc. (NYSE: VMW), and Insperity, Inc. (NYSE: NSP), formerly known as Administaff, Inc.

Other Public Company Directorships Within the Past 5 Years: Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG)

Career Highlights

—	Microsoft Corporation, a global software company (NASDAQ: MSFT)
–	Vice President and Chief Financial Officer (August 1994 – July 1997)
–	Vice President – Finance and Treasurer (1989 – August 1994)
—	Deloitte & Touche LLP, a provider of assurance, tax, and business consulting services (1971 – 1989)

Other Professional Experience and Community Involvement

—	Former Chairman, NASDAQ Stock Market Board of Directors
—	Former Governor, National Association of Securities Dealers

Experience and Qualifications

Mr. Brown has considerable financial and accounting expertise, including eight years of financial leadership with a leading technology company and directorships at other publicly held companies. Mr. Brown also has considerable experience as a director and governor of self-regulatory organizations within the financial services industry.

John P. Dubinsky, 70

Director Since: 2003, Class III director for term ending in 2016

Committees: Audit Committee and Executive Committee

Other Current Public Company Directorships: Aegion Corporation (NASDAQ: AEGN)

Career Highlights

—	Chairman, Stifel Bank & Trust (April 2007 – present)
—	President and Chief Executive Officer, Westmoreland Associates, LLC, a financial consulting company (1995 – present)
—	CORTEX (Center of Research, Technology, and Entrepreneurial Expertise)
–	Chairman (2008 – present)
–	President and Chief Executive Officer (2003 – 2008)
—	President Emeritus, Firstar Bank (1999 – 2001)
—	Chairman, President, and Chief Executive Officer, Mercantile Bank (1997 – 1999) (1)
—	President and Chief Executive Officer, Mark Twain Bancshares, Inc.

Other Professional Experience and Community Involvement

—	Trustee, Barnes-Jewish Hospital
—	Trustee, Washington University
—	Trustee, St. Louis Public Library
—	Trustee, National Public Radio Foundation, Washington, D.C.

Experience and Qualifications

Mr. Dubinsky is a leader in the financial consulting industry and has extensive experience in managing financial institutions. Mr. Dubinsky also has strong experience as a director of other publicly held and large private companies as well as not-for-profit entities.

(1) Until the merger with U.S. Bank National Association (formerly, Firstar Bank, N.A.)

Robert E. Grady, 56

Director Since: 2010, Class III director for term ending in 2016

Committees: Audit Committee, Executive Committee, and Risk Management/Corporate Governance Committee (Chairman)

Other Current Public Company Directorships: Maxim Integrated Products, Inc. (NASDAQ: MXIM)

Other Public Company Directorships Within the Past 5 Years: Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG), AuthenTec, Inc. (NASDAQ: AUTH), and Blackboard, Inc. (NASDAQ: BBBB)

Career Highlights

—	Partner and Managing Director, Cheyenne Capital Fund, a private equity investment firm (2009 – present)
—	Managing Director, Carlyle Group, a global alternative asset management firm (2000 – 2009)
–	Member, Management Committee
–	Chairman and Fund Head, Carlyle Venture Partners
–	Member, Investment Committee (Carlyle Venture Partners, Carlyle Asia Growth Partners, and Carlyle Europe Technology Partners)
—	Managing Director, Robertson Stephens & Company (1993 – 2000)
–	Member, Management Committee

Other Professional Experience and Community Involvement

—	Chairman, New Jersey State Investment Council, which oversees the state’s $78 billion pension system
—	Chairman, New Jersey Governor’s Council of Economic Advisors
—	Chairman of the Industry Advisory Board, Crosslink Capital
—	Director, Viator, Inc.
—	Director, Jackson Hole Mountain Resort
—	Director, Symbio LLC
—	Director, Pro Guide Direct
—	Trustee, Pardee RAND Graduate School
—	Visiting Fellow, Hoover Institution, Stanford University
—	Former Chairman, National Venture Capital Association
—	Former Deputy Assistant to President George H.W. Bush, The White House
—	Former Executive Associate Director, Office of Management and Budget, Executive Office of the President
—	Former Lecturer in Public Management, Stanford Graduate School of Business
—	M.B.A., Stanford Graduate School of Business
—	A.B., Harvard College

Experience and Qualifications

Mr. Grady has extensive leadership experience in the private equity investment and the broker-dealer segments of the financial services industry. Mr. Grady also has substantial federal and state governmental experience as well as strong academic experience. Finally, Mr. Grady has considerable experience as a director of other publicly and privately held companies.

Thomas B. Michaud, 50

Senior Vice President of Stifel Financial Corp.

Director Since: February 2013, Class III director for term ending in 2016

Other Public Company Directorships Within the Past 5 Years: KBW, Inc. (NYSE: KBW)

Career Highlights

—	Stifel Financial Corp. – Senior Vice President (February 2013 – present)
—	Keefe, Bruyette & Woods, Inc., a wholly owned broker-dealer subsidiary of Stifel Financial Corp.
–	Chairman and Chief Executive Officer (2011 – present)
–	President (2006 – present)
–	Director (1999 – present)
—	KBW, Inc.
–	Chief Executive Officer and President (2011 – 2013)
–	Chief Operating Officer (2005 – 2011)
–	Vice Chairman (2005 – 2013)

Other Professional Experience and Community Involvement

—	Chairman and Chief Executive Officer, Keefe, Bruyette & Woods, Ltd., London-based subsidiary
—	Board of Advisors Member, Greenwich Chapter of the American Red Cross ( 2004 – present)
—	Director, Foreign Policy Association, Foreign Policy Association, a non-profit organization (2011 – present)
—	Capital Campaign Committee, Middlebury College (2007 – present)
—	Former Member, Greenwich Town Meeting
—	M.B.A., Stern School of Business at New York University
—	Bachelor of Arts, Middlebury College

Experience and Qualifications

Mr. Michaud’s expertise in the financial and trading markets, his extensive knowledge of the banking sector, and his reputation and relationships within the financial services industry all serve to provide the Board with valuable institutional insights regarding our customer relationships, strategic development and direction, execution of our business plan, and the opportunities and challenges faced by our industry.

James M. Oates, 67

Director Since: 1996, Class III director for term ending in 2016

Committees: Audit Committee, Compensation Committee (Chairman), Executive Committee, and Risk Management/Corporate Governance Committee

Other Current Public Company Directorships: Connecticut River Bancorp (PK: CORB.PK)

Career Highlights

—	Managing Director, The Wydown Group, a financial consulting firm (1994 – present)
—	Chairman, Hudson Castle Group, Inc. (formerly IBEX Capital Markets, Inc.), a financial services company (1997 – 2011)
—	Chief Executive Officer, Neworld Bank Corp. (1985 – 1994)

Other Professional Experience and Community Involvement

—	Board Member, Virtus Funds
—	Board Member, Connecticut River Bancorp
—	Chairman, Connecticut River Bank
—	Board Member, New Hampshire Trust Company
—	Chairman of the Board, John Hancock Funds
—	Chairman of the Board, Emerson Investment Management, Inc.
—	Trustee Emeritus of Middlesex School, Concord, Massachusetts

Experience and Qualifications

Mr. Oates has led several financial services and consulting firms and has substantial investment experience serving on public company, mutual fund, and private investment boards and committees.

Ben A. Plotkin, 58 Vice Chairman and Senior Vice President of Stifel Financial Corp. Director Since: 2007, Class III director for term ending in 2016

Career Highlights

—	Stifel Financial Corp. – Vice Chairman and Senior Vice President (August 2007 – present)
—	Stifel, Nicolaus & Company, Incorporated – Executive Vice President (February 2007 – present)
—	Ryan Beck & Company, Inc., a broker-dealer – Chairman and Chief Executive Officer (1997 – February 2007)
—	Ryan Beck, a broker-dealer firm
–	Executive Vice President and Director (1990 – 1997)
–	Director and Vice President – Investment Banking Division (1987 – 1990)

Other Professional Experience and Community Involvement

—	Advised numerous financial services organizations throughout his career as a lawyer and investment banker
—	Previously served on the boards of other financial institutions and a trade association for the securities industry
—	Presently active with several not-for-profit organizations

Experience and Qualifications

Mr. Plotkin’s expertise with respect to corporate strategy and advising financial services clients provides practical insight to the Board regarding key Company operations and strategic planning.

COMPENSATION MATTERS

ITEM II – AN ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (SAY ON PAY)

In deciding how to vote on this proposal, you are encouraged to consider the description of the Compensation Committee’s executive compensation philosophy and its decisions in the “Compensation Discussion and Analysis” section of this proxy statement, as well as the following items:

—

Paying for performance is a critical element of our compensation philosophy. The Compensation Committee believes our current executive compensation program directly links executive compensation to our performance, aligns the interests of our executive officers with those of our non-employee shareholders, and has helped contribute to the Company’s consistently positive earnings performance. See “The Link Between Long-Term Performance and Chief Executive Officer Annual Earned Compensation.” and “The Link Between Long-Term Company Performance and Named Executive Officer Annual Incentive Compensation.”

—	The increase in the Company’s stock price relative to the peer companies and the S&P 500 for both the short and long term. See “Company’s Relative Stock Performance as Compared to Selected Peers.”
—

The base salaries of our named executive officers are low relative to peer executives at competitive companies and are not increased from year to year. A large portion of our compensation program, which is also designed to ensure that our executive officer’s establish and maintain a significant amount of stock ownership in the Company over time, is equity based. We believe meaningful stock ownership in the Company by our executives aligns the interests of our management with those of our shareholders and incentivizes our executive officers to focus on the creation of shareholder value. The total compensation for the named executive officers that was equity based ranged from 26% to 32%.

—

The Compensation Committee, which is entirely comprised of independent directors, utilizes complete discretion in setting incentive compensation for the named executive officers. No Company or individual performance targets or other quantitative formulas are utilized by the Compensation Committee in the setting of awards. Instead, the Compensation Committee reviews Company performance and the individual performance evaluations after the fact in order to determine incentive compensation.

—

Our restricted stock awards and underlying shares at risk are subject to clawback provisions that could result in forfeiture or recapture by us, including as a result of violating firm policies, or engaging in any conduct detrimental to our Company.

Our Board recognizes the fundamental interest our shareholders have in executive compensation. Our say on pay vote gives our shareholders the opportunity to cast an advisory vote to approve the compensation of all of our NEOs. We will include this advisory vote on an annual basis, at least until the next advisory vote on the frequency of our say on pay votes (no later than our 2017 Annual Meeting of Shareholders).

2013 Say on Pay Vote

As a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required by Section 14A of the Exchange Act to provide shareholders with an advisory vote on executive compensation on an annual basis. Although the vote is advisory and is not binding on the Board of Directors, the Committee, or the Company, the Committee will take into account the outcome of the vote when considering future executive compensation decisions.

For these reasons, the Board unanimously recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement for the Company’s Annual Meeting of shareholders to be held on June 11, 2014, pursuant to Item 402 of Regulation S-K (the compensation disclosure rules of the SEC), which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and other related information.

Approval of the advisory (non-binding) resolution on the Company’s executive compensation will require that the votes cast “for” this resolution exceed the votes cast “against” it.

As this is an advisory vote, the result will not be binding, although our Compensation Committee will consider the outcome of the vote when evaluating the effectiveness of our compensation principles and practices and in connection with its compensation determinations.

Our Board of Directors unanimously recommends a vote FOR the resolution approving the executive compensation of our NEOs.

COMPENSATION DISCUSSION AND ANALYSIS

The Committee, which is comprised of independent directors, determined the compensation of our 2013 named executive officers: Ronald J. Kruszewski, who served as our Chairman, President, and Chief Executive Officer and as President and Chief Executive Officer of our subsidiary, Stifel, Nicolaus & Company, Incorporated; James M. Zemlyak, who served as our Senior Vice President and Chief Financial Officer and as Executive Vice President and Chief Operating Officer of our subsidiary, Stifel, Nicolaus & Company, Incorporated; Thomas P. Mulroy, who served as our Senior Vice President as well as the Executive Vice President and Co-Director of the Institutional Group of our subsidiary, Stifel, Nicolaus & Company, Incorporated; Victor J. Nesi, who served as our Senior Vice President as well as the Executive Vice President and Co-Director of the Institutional Group of our subsidiary, Stifel, Nicolaus & Company, Incorporated; and Ben A. Plotkin, who served as our Vice Chairman and Senior Vice President and as Executive Vice President of our subsidiary, Stifel, Nicolaus & Company, Incorporated. Throughout this proxy statement, these individuals are referred to as our “named executive officers.”

Compensation Philosophy and Objectives

Our executive compensation program is designed to reward superior corporate performance annually and over the long term, as measured by increasing revenue and earnings growth, which leads to increased shareholder value over time. Total compensation must also be internally equitable and externally competitive. We periodically review our executive compensation program to ensure that it reflects good governance practices as well as the best interests of our shareholders, while meeting the following core objectives:

—

Pay for Performance. A substantial portion of the total compensation for each of the named executive officers is variable from year-to-year and is based upon the performance of the Company and the individual named executive officer during that year, without specific weighting or formulas. Illustrative of this fact is that the named executive officers’ base salaries are low relative to peer executives in competitive companies and are not increased from year-to-year. The amount of compensation paid to each named executive officer is based in part upon the financial performance of our Company for the year and in part upon the named executive officer’s performance during the year as analyzed and recommended by the chief executive officer (in the case of all of the named executive officers except Mr. Kruszewski) to the Committee. In the case of Mr. Kruszewski, the analysis of his individual performance for the year is done entirely by the members of the Committee. In its assessments, the Committee utilizes complete discretion in setting annual incentive compensation for the named executive officers. No Company or performance targets or other quantitative formulas are utilized by the Committee in the setting of awards. Instead, at the end of each fiscal year, the Committee reviews Company performance and the individual performance evaluations, including any Company achievements to which the individual named executive officer contributed.

—

Stock Ownership. We have designed our compensation program to assure that our executive officers establish and maintain a significant amount of stock ownership in the Company over time. We believe that stock ownership by the executive officers directly aligns the interests of our management with those of our shareholders, and incentivizes our executive officers to focus on the operating performance of the Company and the creation of shareholder value. We, therefore, mandate that at least 25% of the named executive officers’ annual incentive compensation is paid in the form of equity awards, which vest ratably over five years. A substantial portion of the annual compensation of our named executive officers is in equity-based awards. Our named executive officers ownership of our Company (including common stock and restricted stock awards) was approximately 5%, with a market value of $138.0 million, as of the record date.

—

Clawback Provisions. Our restricted stock awards and underlying shares at risk are subject to clawback provisions that could result in forfeiture or recapture by us, including as a result of violating firm policies, or engaging in any conduct detrimental to our Company.

—

Hedging Policy. Our named executive officers who are currently executive officers are prohibited from hedging any shares of our common stock, even shares they can freely sell, as long as they remain executive officers. Additionally, they may not enter into uncovered hedging transactions and may not “short” shares of our common stock.

—	Potential Payments Upon Termination or Change-in-Control. No named executive officer has an employment agreement that provides for guaranteed payments, severance, or “golden parachute” payments.

—

Recruiting and Retention. Due to the competitive nature of the securities industry related to executive talent, we are committed to provide total compensation opportunities that are competitive with the compensation opportunities of other companies in our business. Our compensation package must be sufficiently aligned with industry practices so that we can continue to attract and retain executives who can effectively guide our Company in the future. With this in mind, the Committee uses comparisons of the compensation practices of competitive companies as a check at the end of the annual compensation process to determine if our compensation practices are yielding relatively comparable pay for comparable performance.

—

Tax Deductibility and Compliance. Our executive compensation program is designed to maximize the tax deductibility of compensation paid to our named executive officers and to avoid the payment of punitive excise taxes by our executive officers. Thus, annual incentive compensation programs are operated in compliance with Section 162(m) of the Internal Revenue Code, and deferred compensation is structured so as to comply with the deferred compensation rules under Section 409A of the Internal Revenue Code.

Setting Compensation

The Committee has the responsibility for approving the compensation paid to our named executive officers and ensuring that our compensation program is consistent with our compensation philosophy and is meeting our goals and objectives.

In its review, the Committee carefully considered the most recent shareholder advisory vote on executive compensation required by the proxy rules in reassessing the Company’s compensation policies.

Early each year, the Committee calculates the limit of incentive compensation that may be paid to our named executive officers for Company and individual performance during the prior year to allow such compensation to be fully deductible under the Internal Revenue Code. The Committee utilizes its sole discretion as to the level of annual incentive compensation it pays to each of the named executive officers within those limits.

Involvement of Executive Officers

The analysis of the Committee with respect to the compensation of the named executive officers, other than Mr. Kruszewski, begins with the recommendation of the chief executive officer and is supported by internal and external compensation data that is supplied by the chief executive officer and compiled by our accounting department. The information provided to the Committee may include financial information with respect to our Company and its business segments as well as a summary of the chief executive officer’s evaluation of the individual performance of each of the other named executive officers for the most recently completed year.

The chief executive officer may also provide information gathered from external surveys and other sources with respect to the compensation amounts and packages for companies that are considered competitors of our Company for executive talent. These are typically used as a check to determine if the amount of annual compensation that is set under the process outlined above has yielded an appropriate amount of overall compensation for the executive officer as compared with the general market.

The Committee itself conducts its own evaluation of the performance of the chief executive officer for the year in setting the chief executive officer’s annual and long-term incentive compensation. The Committee typically includes a compensation peer group survey in its analysis of the chief executive officer’s annual bonus.

Compensation Surveys

We gather compensation information primarily from external market surveys on compensation that are available in the market as well as publicly available data on the specific competitive companies from that company’s public filings, such as proxy statements. This compensation information is used as a final review of the appropriateness of the compensation levels set by our Committee’s analysis of the financial and qualitative data presented for each of these officers.

Compensation Consultants

While we use publicly available external market surveys with respect to compensation data that we believe to be relevant to the Committee’s analysis, the Committee did not engage an independent outside compensation consultant for 2013 and has not engaged such a consultant to date in 2014.

Risk Oversight of the Company’s Compensation Program

Comprised entirely of independent directors, the Committee carefully monitors compensation levels to ensure they reflect an appropriate balance of pay-for-performance within acceptable risk parameters. Based on current and evolving best practices, the Committee conducted a compensation risk assessment of the various elements of our Company’s overall compensation policies and practices (including incentive compensation programs). In its analysis, the Committee reviewed, with input from management, the Company’s compensation programs, including appropriate internal controls to mitigate or reduce risk. Based on its review, the Committee determined that the Company’s compensation policies and practices do not create excessive and unnecessary risk taking. In addition to review by the Committee, the full Board of Directors will continue to maintain procedures to ensure ongoing management and assessment of compensation policies and practices as they relate to risk.

Compensation Program and Payments

The key components of our executive compensation program are base salary, annual incentive compensation, long-term incentive compensation, and perquisites. Executive officers are also entitled to participate in health and welfare plans and retirement savings plans generally available to all of our employees.

Utilization of Non-GAAP Measures

The Company utilized non-GAAP calculations of presented net revenues, income before income taxes, net income, and diluted earnings per share as additional measures to aid in understanding and analyzing the Company’s financial results. Specifically, the Company believes that the non-GAAP measures provide useful information by excluding certain items that may not be indicative of the Company’s core operating results and business outlook. The Company believes that these non-GAAP measures will allow for a better evaluation of the operating performance of the business and facilitate a meaningful comparison of the Company’s results in the current period to those in prior and future periods. Reference to these non-GAAP measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. These non-GAAP amounts exclude compensation expense related to the granting of stock awards with no continuing service requirement issued as retention as part of acquisitions during the years reported and certain compensation and non-compensation operating expenses associated with the acquisitions and the U.S. tax benefit arising out of the Company’s investment in SN Canada.

A limitation of utilizing these non-GAAP measures of net revenues, compensation and benefits, non-compensation operating expenses, income before income taxes, provision for income taxes, net income, compensation and non-compensation operating expenses ratios, pre-tax margin and diluted earnings per share is that the GAAP accounting effects of these merger-related charges do in fact reflect the underlying financial results of the Company’s business and these effects should not be ignored in evaluating and analyzing its financial results. Therefore, the Company believes that GAAP measures of net revenues, compensation and benefits, non-compensation operating expenses, income before income taxes, provision for income taxes, net income, compensation and non-compensation operating expense ratios, pre-tax margin and diluted earnings per share and the same respective non-GAAP measures of the Company’s financial performance should be considered together.

The following table provides details with respect to reconciling net revenues, compensation and benefits, non-compensation operating expenses, income before income taxes, provision for income taxes, net income, compensation and non-compensation operating expense ratios, pre-tax margin and diluted earnings per share on a GAAP basis for the year ended December 31, 2013 to the aforementioned expenses on a non-GAAP basis for the same period.

	Year Ended December 31, 2013
	Non-GAAP	Non-Core	GAAP
Net revenues	$1,983,338	$(4,894)	$1,978,444

Non-interest expenses:
Compensation and benefits	1,236,991	74,395	1,311,386
Non-compensation operating expenses	446,265	30,566	476,831

Total non-interest expenses	1,683,256	104,961	1,788,217
Income from continuing operations before income taxes	300,082	(109,855)	190,227
Provision for income taxes	110,426	(98,104)	12,322

Net income from continuing operations	$189,656	$(11,751)	$177,905

Earnings per common share:
Basic	$2.98	$(0.18)	$2.80
Diluted	$2.58	$(0.16)	$2.42

As a percentage of net revenues:
Compensation and benefits	62.4		66.3
Non-compensation operating expenses	22.5		24.1
Income before income taxes	15.1		9.6

Differences Between 2013 Summary Compensation Table and the Annual Earned Compensation Table

The 2013 Summary Compensation Table included in the “Executive Compensation” section shows compensation information in a format required by the SEC. There are three principal differences between the 2013 Summary Compensation Table and the Annual Earned Compensation Table below:

—

We grant both cash and equity incentive compensation after the earnings for a fiscal year have been announced. In both the Annual Earned Compensation Table and the 2013 Summary Compensation Table, cash incentive compensation paid in fiscal 2014 for fiscal 2013 performance is shown as fiscal 2013 compensation. The Annual Earned Compensation Table treats equity awards similarly. For example, equity awards (i.e., restricted stock units) granted in fiscal 2014 for fiscal 2013 performance are shown as fiscal 2013 compensation. The 2013 Summary Compensation Table does not follow this treatment and instead reports the value of equity grants in the year in which they are granted. For example, equity awards granted in fiscal 2014 for fiscal 2013 performance are not shown in the 2013 Summary Compensation Table for fiscal 2013. Instead, the value of equity awards granted in fiscal 2014 for fiscal 2013 performance will be shown in the Summary Compensation Table for 2014.

—

The Annual Earned Compensation Table reflects the value of long-term incentive awards in the year vested, while the 2013 Summary Compensation Table reflects the value of the awards in the year of grant.

—

The 2013 Summary Compensation Table reports “all other compensation.” The Annual Earned Compensation table does not report these amounts because they are (1) not realized currently by the named executive officer (i.e., Profit Sharing Plan contribution; 401(k) Company match; and Deferred Compensation Plan contribution), (2) not within the purview of the Committee (i.e., dividends on unvested stock and commissions), or (3) de minimis in terms of total annual compensation (i.e., perquisites).

Compensation Committee’s View of Annual Compensation of Named Executive Officers

The following table compares annual earned compensation of our named executive officers for years 2013 and 2012. For purposes of this table, “annual earned compensation” consists of salary for the year indicated, annual incentive compensation (cash and equity) deemed earned through services rendered in the year indicated, and the amount of long-term incentive awards (excluding hiring incentives and other annual compensation) which vested in the year indicated. The Annual Earned Compensation Table below reflects the Committee’s view of its annual compensation determinations relating to the named executive officers. This table differs substantially from the 2013 Summary Compensation Table required by the SEC and is not a substitute therefor.

Name	Year	Salary ($)	Annual Incentive Compensation ($)	Total Annual Compensation ($)	Vesting of Long-Term Incentive Awards ($)	Total Earned Compensation ($)
Ronald J. Kruszewski	2013 2012 % change	200,000 200,000 —%	5,000,000 4,418,750 13.2%	5,200,000 4,618,750 12.6%	1,000,000 900,000 11.1%	6,200,000 5,518,750 12.3%
James M. Zemlyak	2013 2012 % change	175,000 175,000 —%	2,625,000 2,350,000 11.7%	2,800,000 2,525,000 10.9%	400,000 321,429 24.4%	3,200,000 2,846,429 12.4%
Thomas P. Mulroy	2013 2012 % change	250,000 250,000 —%	2,750,000 2,431,250 13.1%	3,000,000 2,681,250 11.9%	400,000 250,000 60.0%	3,400,000 2,931,250 16.0%
Victor J. Nesi	2013 2012 % change	250,000 250,000 —%	2,750,000 2,431,250 13.1%	3,000,000 2,681,250 11.9%	400,000 250,000 60.0%	3,400,000 2,931,250 16.0%
Ben A. Plotkin	2013 2012 % change	250,000 250,000 —%	2,106,000 1,110,969 89.6%	2,356,000 1,360,969 73.1%	40,000 40,000 —%	2,396,000 1,400,969 71.0%

See “Differences Between 2013 Summary Compensation Table and the Annual Earned Compensation Table” for a discussion of the difference between the supplemental tables utilized by the Compensation Committee in determining the annual compensation of the named executive officers and the 2013 Summary Compensation Table.

Link Between Long-Term Company Performance and Chief Executive Officer Annual Earned Compensation

Beginning in 2005, our Company has achieved significant growth. During this time, Mr. Kruszewski’s annual bonuses and vesting of long-term incentive awards has comprised a substantial portion of his compensation. While our operating performance does not correlate exactly with the market price of our common stock, we believe that the following graph demonstrates that our chief executive officers’ total compensation has correlated well to our stock price over the time period indicated, as well as to increases to core net revenues, core pre-tax income, and core diluted earnings per common share.

The Committee noted that chief executive officer earned compensation increased to $6.2 million from $2.2 million in 2004, up 182%, while:

—	Stock price increased to $47.92 from $9.31 in 2004, up 415%
—	Core net revenues increased to $1.978.3 billion from $246.7 million in 2004, or 702%
—	Core pre-tax income increased to $295.1 million from $36.6 million in 2004, or 706%
—	Core EPS increased to $2.51 from $1.26 in 2004, or 99%

The Committee also considered the growth in our Company’s stock price, core net revenues, core pre-tax income, and core diluted earnings per common share from 2008.

The Committee noted that chief executive officer earned compensation increased to $6.2 million from $4.0 million in 2008, up 55%, while:

—	Stock price increased to $47.92 from $30.57 in 2008, up 57%
—	Core net revenues increased to $1.978.3 billion from $873.8 million in 2008, or 126%
—	Core pre-tax income increased to $295.1 million from $117.9 million in 2008, or 150%
—	Core EPS increased to $2.51 from $1.69 in 2008, or 49%

Company’s Relative Stock Performance as Compared to Selected Peers

In addition, the Committee reviews the change in our stock price as compared to selected peers and the S&P 500. The Committee uses the following analysis, which shows the change in stock price as of December 31, 2013:

1 Year		2 Years
Morgan Stanley	64.02%	Morgan Stanley	107.27%
Stifel Financial Corp.	49.89%	Goldman Sachs Group	96.02%
Oppenheimer	43.49%	Piper Jaffray	95.79%
Goldman Sachs Group	38.96%	Raymond James Financial	68.57%
Raymond James Financial	35.45%	Oppenheimer	53.91%
S&P 500 Index	29.60%	Stifel Financial Corp.	49.52%
Piper Jaffray	23.09%	S&P 500 Index	46.97%
JMP Group	21.91%	JMP Group	3.50%
SWS Group	14.93%	SWS Group	-11.50%

5 Years		6 Years
Raymond James Financial	204.67%	Stifel Financial Corp.	105.10%
Goldman Sachs Group	110.05%	Raymond James Financial	59.80%
S&P 500 Index	104.63%	S&P 500 Index	25.88%
Morgan Stanley	95.51%	JMP Group	(12.74)%
Oppenheimer	92.39%	Piper Jaffray	(14.62)%
Stifel Financial Corp.	56.77%	Goldman Sachs Group	(17.57)%
JMP Group	33.33%	Morgan Stanley	(40.95)%
Piper Jaffray	(0.53)%	Oppenheimer	(41.49)%
SWS Group	(67.92)%	SWS Group	(52.01)%

10 Years		13 Years
Stifel Financial Corp.	637.23%	Stifel Financial Corp.	1163.82%
Raymond James Financial	211.48%	Raymond James Financial	236.71%
Goldman Sachs Group	79.54%	Goldman Sachs Group	65.76%
S&P 500 Index	66.23%	S&P 500 Index	40.00%
Piper Jaffray	(4.86)%	Oppenheimer	2.82%
Oppenheimer	(26.86)%	Morgan Stanley	(60.43)%
Morgan Stanley	(45.81)%	SWS Group	(61.23)%
SWS Group	(48.76)%	JMP Group	NM
JMP Group	NM	Piper Jaffray	NM

The Committee noted the significant outperformance of our Company’s stock for 1, 6, 10, and 13 years, with the 13-year performance up 1163% and outperforming the closest peer by nearly 5 times. The Committee noted that the 5- year relative underperformance was due to exceptional over-performance the Company experienced in 2008. As a reminder, 2008 set the base year for the 5-year analysis. Importantly, the following table illustrates our Company’s outperformance that year.

1 Year 2008
SWS Group	49.57%
Stifel Financial Corp.	30.83%
Piper Jaffray	(14.16)%
JMP Group	(34.55)%
S&P 500 Index	(38.49)%
Raymond James Financial	(47.55)%
Goldman Sachs Group	(60.76)%
Oppenheimer	(69.59)%
Morgan Stanley	(69.80)%

Annual Incentive Compensation

The Committee has established an annual incentive compensation program for the named executive officers that provide a significant portion of the total compensation paid to each of the named executive officers. The objective of the annual incentive compensation portion of the executive compensation program is to provide cash and equity compensation that is variable based upon the achievement of (i) financial goals for our Company and the business units in which the executive officer serves and (ii) a qualitative evaluation of the individual executive officer’s performance for the year.

In the case of each named executive officer other than the chief executive officer, the performance evaluation of each executive officer by the chief executive officer, and the chief executive officer’s recommendation as to the annual incentive compensation payment level for each executive officer, is factored into the decision of the Committee as to the annual incentive compensation amount to be paid. The Committee, however, has full discretion to determine the annual incentive compensation actually paid to each named executive officer. With respect to the chief executive officer, the Committee conducts its own evaluation of the chief executive officer’s performance for the year and sets the annual incentive compensation amount to be paid to the chief executive officer without outside recommendation. In its assessments, the Committee utilizes complete discretion in setting annual incentive compensation for the named executive officers primarily on the basis of Company and/or business segment performance and an evaluation of the executive officer’s performance in the recently completed year with the factors considered by the Committee given no particular weighting. No Company or individual performance targets or other quantitative formulas are utilized by the Committee in the setting of awards. Instead, at the end of each fiscal year, the Committee reviews Company performance and the individual performance evaluations, including any Company achievements to which the individual named executive officer contributed.

Total incentive compensation for each of the named executive officers (payable in cash and stock units) is set forth in the table below:

Name	Cash Bonus ($) (1)	Stock Units ($)	Total Incentive Compensation ($) (2)	Increase in Total Incentive Compensation from 2012	Percentage of 2013 Total Incentive Compensation Attributable to Equity (%)

Ronald J. Kruszewski	3,450,000	1,550,000	5,000,000	13%	31%

James M. Zemlyak	1,800,000	825,000	2,625,000	12%	31%

Thomas P. Mulroy	1,875,000	875,000	2,750,000	13%	32%

Victor J. Nesi	1,875,000	875,000	2,750,000	13%	32%

Ben A. Plotkin	1,560,000	546,000	2,106,000	90%	26%

See “Differences Between 2013 Summary Compensation Table and the Annual Earned Compensation Table” for a discussion of the difference between the supplemental tables utilized by the Compensation Committee in determining the annual compensation of the named executive officers and the 2013 Summary Compensation Table.

(1)

For the year ended December 31, 2013, Messrs. Zemlyak, Mulroy, Nesi, and Plotkin received $1,680,000, $1,750,000, $1,750,000, and $1,456,000 in cash and elected to receive $120,000, $125,000, $125,000, and $104,000 in stock units in lieu of cash bonus, respectively.

(2)	The table above treats equity-based incentive awards granted in 2014 for fiscal 2013 performance as 2013 compensation.

Key aspects of our 2013 incentive compensation include:

—

Our CEO’s annual incentive compensation based on 2013 performance increased 13% from 2012 to $5,000,000, with $3,450,000 in cash and $1,550,000 in restricted stock units. Our CEO’s annual incentive compensation was significantly influenced by our strong performance in 2013, and his leadership in advancing several of our key objectives, including our growth strategy, which included several key acquisitions, including the successful integration of KBW, Inc., during 2013.

—

Our CFO’s annual incentive compensation based on 2013 performance increased 12% from 2012 to $2,625,000, with $1,680,000 in cash and $945,000 in restricted stock units. Our CFO’s annual incentive compensation was significantly influenced by our strong performance in 2013 and his leadership over the growth of our Global Wealth Management segment, which recorded record results in 2013.

—

Our Co-Directors of the Institutional Group received annual incentive compensation of $2,750,000, with $1,750,000 in cash and $1,000,000 in restricted stock units, an increase of 13% from 2012. The increase in their compensation is attributable to a significant improvement in the profitability of our equity investment banking business in 2013, driven by improved capital market conditions, and improved performance in our institutional brokerage business. Our Institutional Group recorded record results in 2013, despite challenging conditions in the fixed income markets.

—

Our Vice Chairman received annual incentive compensation of $2,106,000, with $1,456,000 in cash and $650,000 in restricted stock units, an increase of 90% from 2012. The increase in his compensation is attributable to his direct contributions to the record investment banking revenues during 2013, and a significant improvement in the profitability of our equity investment banking business in 2013, driven by improved capital market conditions.

Link between 2013 Company Performance and Named Executive Officer Annual Incentive Compensation

In setting annual incentive compensation for the named executive officers for 2013, the Committee considered the following items in order to assess the link between our Company’s 2013 performance and named executive officer earned compensation. Some of the factors considered by the Committee with respect to 2013 annual incentive compensation, without any particular weighting, were as follows:

—	Review of the overall Company and/or business segment financial results for the last completed year;
—	Review of strategic decisions, including acquisitions, which may impact overall shareholder value, both over short- and long-term horizons;
—	Stock price performance over the course of the year and prior years;
—	Review of the named executive officer’s historical compensation;
—	Review of the named executive officer’s stock ownership levels against our stock ownership guidelines discussed below;
—

The named executive officer’s contributions to further developing and maintaining the Company’s culture and ethos of teamwork during 2013 (a year that included the successful integration of four acquisitions);

—	The recommendations of our chief executive officer; and
—	Review of the annual incentive compensation determined from the above analysis against market data regarding executive compensation at companies regarded as competitive to us for executive talent.

Our 2013 results indicate strong performance and a continued execution of our strategy. The increase in annual incentive compensation for our named executive officers from 2012 was: Mr. Kruszewski, 13%; Mr. Zemlyak, 12%, Mr. Mulroy, 13%; Mr. Nesi, 13%; and Mr. Plotkin, 90%, The table below highlights some of the key metrics utilized by the Committee when assessing the link between our Company’s performance in 2013 and the compensation of our named executive officers (in thousands, except per share amounts):

Metric (1)	2013	2012	% change
Core Net Revenues	$1,978.3	$1,594.1	24.1%
Core Pre-Tax Earnings	295.1	229.7	28.4%
Core Net Income	184.7	145.3	27.1%
Core Diluted Earnings per Share	2.51	2.31	8.7%
Stock Price	$47.92	$31.97	49.9%
Market Capitalization	3,054.6	1,754.1	74.1%

(1) All operating metrics reflect only our continuing operations.

The Committee also considered the following:

—	2013 represented our 18th consecutive annual increase in net revenues;
—

We generated core net revenues of $1.978 billion, up 24% from $1.594 billion in 2012, and achieved our highest level of quarterly net revenues as a public company in the fourth quarter with core net revenues of $564.7 million;

—	Our core net income from continuing operations was $184.7 million, or $2.51 per diluted common share, which was up 27% from $145.3 million, or $2.31 per diluted common share in 2012;
—	Our Global Wealth Management segment, which consists of our Private Client Group, Stifel Bank & Trust, and our Asset Management Group, had record net revenues and pre-tax operating income of $1.12 billion and $300.0 million, an increase of 13% and 12%, respectively, from 2012.
—	Our Institutional Group segment had net record revenues and pre-tax operating income of $861.2 million and $142.9 million in 2013, an increase of 42% and 41%, respectively, from 2012.
—	The closing price of a share of our stock on the last trading day of 2013 was $47.92, which represented a 50% increase from the closing price on the last trading day of 2012; and
—	Shareholder equity was $2.06 billion at December 31, 2013, resulting in a book value per share of $32.30.
—	Tier-one capital ratio was 26.7% at December 31, 2013, which is 6 times the required level.
—	Total capital ratio was 4.2 to 1 at December 31, 2013, which means we had $1 of capital for every $4.20 of assets.
—	Stifel Bank’s assets increased 38% to $5.03 billion at December 31, 2013.
—

We completed four acquisitions during 2013. The acquisition of KBW, Inc. expanded our investment banking footprint in the financial services space; the acquisition of the Fixed Income Business from Knight Capital Group increased our capabilities in the fixed income business; the acquisition of Acacia Federal Savings Bank was a nice complement to the growth of Stifel Bank; and the acquisition of Ziegler Lotsoff Capital Management, LLC expanded our resources in our asset management business.

Form of Payment

In order to increase share ownership and to encourage retention among our named executive officers, we require, pursuant to the Stifel, Nicolaus & Company, Incorporated Wealth Accumulation Plan (the “SWAP”), that at least 25% of each named executive officer’s annual incentive compensation for 2013 be paid, on a mandatory basis, in stock units valued at the fair market value of our common stock on the date of payment of each year, typically in February. In March 2013, the Committee awarded Messrs. Kruszewski, Zemlyak, Mulroy, Nesi, and Plotkin $900,000, $200,000, $200,000, $200,000, and $500,000 in stock units as part of their annual incentive compensation, respectively. Mr. Kruszewski’s units were distributed in full in December 2013. Messrs. Zemlyak, Mulroy, and Nesi’s stock units will vest ratably over a five-year period.

The stock units are issued under our 2001 Incentive Stock Plan (2011 Restatement), which was approved by our shareholders in 2011. Historically, the stock units granted as part of annual incentive compensation vest ratably over a five-year period of continued employment after the grant; provided, however, such stock units vest immediately upon death or disability or, in the case of retirement, one year after the participant retires so long as the participant complies with certain non-competition and non-solicitation requirements.

Under the provisions of the amendments to the SWAP, future awards will continue to be subject to continued service and employment requirements, which is typically three to eight years; however, participants who wish to leave the Company and whose awards have not met the service requirements for vesting at that time may request the approval of the Committee to be allowed to retain those awards notwithstanding such participant’s termination of employment so long as the termination is not for cause Upon receipt of approval, the awards will continue to vest over the remaining service period provided that the participant executes a non-compete, non-solicitation agreement, which will be effective over the remaining term of the award.

The Company’s restricted stock awards and underlying shares at risk are subject to clawback provisions that could result in forfeiture or recapture by us, including as a result of violating firm policies, or engaging in any conduct detrimental to our Company.

In addition to the mandatory deferrals discussed above, the named executive officer may elect to defer a portion of his cash bonus into stock units as well. The stock units that are electively deferred are immediately vested.

Base Salary

We pay relatively low levels of base salary compared to the market due to our variable pay-for-performance philosophy. Mr. Kruszewski is paid a $200,000 annual base salary, and his salary has not been increased since he joined the Company in 1997. Mr. Zemlyak is paid a $175,000 annual base salary, and his salary has not been increased since he joined our Company in 1999. Mr. Mulroy continues to receive an annual base salary of $250,000, which was the base salary that he earned at his prior employer at the time of its acquisition by the Company in December 2005. Mr. Nesi receives a base salary of $250,000, which has been his base salary since joining the Company in 2009. Mr. Plotkin receives a base salary of $250,000, which has been his base salary since joining the Company in 2007 when we acquired his prior employer.

A reflection of our performance-based compensation structure is that the base salary for each of the named executive officers is a relatively small portion of the executive’s total compensation. In 2013, base salaries paid to our named executive officers ranged from approximately 2% of total compensation paid to the executive to approximately 10% of the executive’s total compensation.

Long-Term Incentive Awards

Long-term incentive awards are intended to provide compensation opportunities for the named executive officers based upon the creation of shareholder value and an increase in our stock price. Long-term incentive awards meet the requirements of Section 162(m) of the Internal Revenue Code, but the Committee uses negative discretion to set actual long-term incentive awards. The long-term incentive stock units vest ratably over a ten-year period, provided, however, that vesting will be accelerated if the Company achieves certain financial targets over the vesting period. The stock units will also vest in the event of the retirement, death, or disability of the executive officer. The general policy of the Company is that vesting of stock units will not be accelerated in the event of a change in control of the Company, provided, however, that the Committee has agreed to a few exceptions to this policy as set forth in the section entitled “Discussion of Post-Employment Payments.”

The Committee utilizes the long-term incentive awards to facilitate increased alignment of the interests of our shareholders and management, to foster long-term shareholder valuation creation, and to retain our executives. The total dollar value of these stock awards, which generally vest over a ten-year period, will be included in the 2013 Summary Compensation Table in accordance with SEC disclosure rules in the year of grant. No long-term incentive stock units were granted in 2014 as part of the 2013 compensation of the named executive officers.

	Long-Term Incentive Awards Granted

Name	2013	2012
Ronald J. Kruszewski	—	3,000,000
James M. Zemlyak	—	1,500,000
Thomas P. Mulroy	—	1,500,000
Victor J. Nesi	—	1,500,000
Ben A. Plotkin	—	—

Perquisites and Other Personal Benefits

We provide executives with perquisites and other personal benefits that the Committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain the best talent for key executive positions. The Committee periodically reviews the dollar amount of perquisites provided and may make adjustments as it deems necessary. Perquisites currently provided generally include an annual cash stipend for non-accountable expenses and personal and family travel on Company- or affiliate-owned aircraft.

Retirement Plans

We sponsor a profit sharing plan, the 401(k) Plan, in which all eligible employees, including the named executive officers, may participate. We match up to 50% of the first $2,000 of each employee’s contribution to the 401(k) Plan. In addition, employees, including the named executive officers, also participate in our employee stock ownership plan and trust. Employee stock ownership contributions for a particular year are based upon each individual’s calendar year earnings up to a maximum prescribed by the Internal Revenue Code.

Health and Welfare Plans

Full-time employees, including the named executive officers, participate in the same broad-based, market-competitive health and welfare plans (including medical, prescription drug, dental, vision, life, and disability insurance). These benefits are available to the named executive officers on the same basis as they are made available to all other full-time employees.

Employee Ownership Guidelines

Since 1997, a major goal of the Company has been to increase the ownership of our common stock by its employees, including the named executive officers. The primary vehicle utilized to achieve this goal has been the requirement for a portion of the annual incentive compensation to be paid in stock units. This mandatory deferral is up to 25% of an employee’s annual incentive compensation. In addition, an employee can elect to defer up to 15% of his or her annual incentive compensation. The maximum aggregate deferral for an employee, however, is 30% of his or her annual compensation.

Unlike most stock ownership rules, we do not require our named executive officers to purchase shares to meet ownership guidelines. Instead, our guidelines restrict future sales of shares if the named executive officer’s ownership of Company common stock is below the required levels. The level of a named executive officer’s stock ownership as compared with the required guidelines will also be a factor that will be considered by the Committee in making compensation determinations.

There is no minimum time period required to achieve the target ownership level. Exceptions to the guidelines may be granted on a case-by-case basis if a hardship situation exists. The table below illustrates the target stock ownership levels contained in our guidelines. Target ownership is expressed as a multiple of the officer’s current base salary (i.e., the total stock value of the participant’s holdings must equal or exceed the specified target value). All of our named executive officers have met their target ownership levels.

Associate Title*	Salary Multiple
CEO	10x
Executive Vice President	7x
Senior Vice President	4x
First Vice President	1x
Vice President	.50x

*      If an associate holds multiple titles, the most senior title prevails regarding applicable level.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid to the chief executive officer and the other most highly compensated executive officers of a public company will generally be non-deductible for federal income tax purposes, subject to certain exceptions. The Committee intends to structure compensation arrangements in a manner that will avoid the deduction limitations imposed by Section 162(m) in appropriate circumstances. However, the Committee believes that it is important and necessary that the Committee retain the right and flexibility to provide and revise compensation arrangements, such as base salary and cash bonus incentive opportunities, that may not qualify under Section 162(m) if, in the Committee’s view, such arrangements are in our best interests and the best interests of our shareholders.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The responsibilities of the Committee are provided in its charter, which has been approved by our Board of Directors. In fulfilling its oversight responsibilities with respect to the Compensation Discussion and Analysis included in this Report, the Committee, among other things, has:

—	Reviewed and discussed the Compensation Discussion and Analysis with our management; and
—	Following such review, the Committee has recommended the inclusion of such Compensation Discussion and Analysis in this proxy statement.

Compensation Committee of the Board of Directors of Stifel Financial Corp.

James M. Oates, Chairman

Bruce A. Beda

Charles A. Dill

Frederick O. Hanser

Alton F. Irby III

* * *

EXECUTIVE COMPENSATION

2013 Summary Compensation Table

The following table presents summary information concerning compensation earned in the 2011, 2012, and 2013 fiscal years by our chief executive officer, our chief financial officer, and each of our other three most highly compensated executive officers for services rendered to us and our subsidiaries.

Pursuant to SEC rules, the 2013 Summary Compensation Table is required to include for a particular year only those equity-based awards granted during that year, rather than awards granted after year-end, even if awarded for services in that year. SEC rules require disclosure of cash variable compensation to be included in the year earned, even if payment is made after year-end.

A summary of the Committee’s decisions on the compensation awarded to our named executive officers for 2013 performance (which, in accordance with SEC rules, are in large part not reflected in the 2013 Summary Compensation Table) can be found in the “Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($)	All Other Compensation (3)	Total ($)
Ronald J. Kruszewski Chairman, President, and Chief Executive Officer	2013	200,000	3,450,000	5,093,750	—	114,726	8,858,476
	2012	200,000	2,325,000	4,343,750	—	125,648	6,994,398
	2011	200,000	1,125,000	4,250,000	—	98,086	5,673,086

James M. Zemlyak Senior Vice President and Chief Financial Officer	2013	175,000	1,800,000	2,350,000	—	16,468	4,341,468
	2012	175,000	1,500,000	1,520,000	—	11,692	3,206,692
	2011	175,000	1,200,000	2,052,500	—	12,166	3,439,666

Thomas P. Mulroy Senior Vice President and Co-Director of the Institutional Group	2013	250,000	1,875,000	2,356,250	—	11,334	4,492,584
	2012	250,000	1,575,000	1,900,000	—	11,692	3,736,692
	2011	250,000	1,200,000	2,281,250	—	11,731	3,742,981

Victor J. Nesi Senior Vice President and Co-Director of the Institutional Group	2013	250,000	1,875,000	2,356,250	—	11,334	4,492,584
	2012	250,000	1,575,000	1,900,000	—	11,692	3,736,692
	2011	250,000	1,200,000	2,312,500	—	11,731	3,774,231

Ben A. Plotkin Vice Chairman of the Board and Senior Vice President	2013	250,000	1,560,000	684,388	—	11,334	2,505,722
	2012	250,000	426,581	250,000	—	11,692	938,273
	2011	250,000	600,000	1,201,250	—	11,731	2,062,981

(1)

For the year ended December 31, 2013, Messrs. Zemlyak, Mulroy, Nesi, and Plotkin received $1,680,000, $1,750,000, $1,750,000, and $1,456,000 in cash and elected to receive $120,000, $125,000, $125,000, and $104,000 in stock units in lieu of cash bonus, respectively. For the year ended December 31, 2012, Messrs. Zemlyak and Plotkin received $1,400,000 and $400,000 in cash and elected to receive $100,000 and $26,581 in stock units in lieu of cash bonus, respectively. For the year ended December 31, 2011, Mr. Zemlyak received $1,120,000 in cash and elected to receive $80,000 in stock units in lieu of cash bonus. The remaining bonus amounts represent the cash bonuses paid to each named executive officer.

(2)

Amounts included for 2013 represent the grant date fair value of restricted stock units granted in March 2013 for services in 2012. Amounts included for 2012 represent the grant date fair value of restricted stock units granted in February 2012 for services in 2011. Amounts included for 2011 represent the grant date fair value of restricted stock units granted in February 2011 for services in 2010. The grant date fair value of these awards, for all years presented, were determined in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification 718, Compensation – Stock Compensation (“ASC 718”). The restricted stock units were granted under our 2001 Incentive Stock Plan (2011 Restatement), discussed in further detail in the section entitled “Compensation Discussion and Analysis,” including units granted as long-term incentive awards. The restricted stock units are valued at the closing price of our common stock on the date of grant.

(3)	All Other Compensation for 2013 includes the following aggregate perquisites:

Name	Non- Accountable Expense Allowance ($)	Contribution to Employee Stock Ownership Plan ($)	Contribution to Profit Sharing 401(k) Plan ($)	Personal and Family Trans- portation ($)	Medical Reimbursement ($)	Life Insurance ($)	Total Benefits ($)
Ronald J. Kruszewski	25,000	334	1,000	65,796(y)	1,321	21,275	114,726
James M. Zemlyak	10,000	334	1,000	4,222(y)	912	—	16,468
Thomas P. Mulroy	10,000	334	1,000	—	—	—	11,334
Victor J. Nesi	10,000	334	1,000	—	—	—	11,334
Ben A. Plotkin	10,000	334	1,000	—	—	—	11,334

(y)

Reflects personal use of Company-owned aircraft. The value was calculated for 2013 based on the incremental cost of personal travel, including: landing, parking, and flight planning expenses; crew travel expenses; supplies and catering; aircraft fuel and oil expenses per hour of flight; maintenance, parts, and external labor per hour of flight; and customs, foreign permits, and similar fees; but does not include the fixed costs of owning or operating the aircraft.

2013 Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards earned during the fiscal year ended December 31, 2013, for the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of	Exercise Price or Base Price of	Grant Date
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	of Stock or Units (#) (1)	Securities Underlying Options (#)	Option Awards ($/Share)	Fair Value ($) (2)

Ronald J. Kruszewski	—	—	—	—	—	—	—	145,806	—	—	5,093,750
James M. Zemlyak	—	—	—	—	—	—	—	70,129	—	—	2,450,000
Thomas P. Mulroy	—	—	—	—	—	—	—	67,445	—	—	2,356,250
Victor J. Nesi	—	—	—	—	—	—	—	67,445	—	—	2,356,250
Ben A. Plotkin	—	—	—	—	—	—	—	20,349	—	—	710,969

(1)

Represents the total number of stock units allocated to each named executive officer during the 2013 fiscal year. The stock units granted were part of the named executive officers’ annual and long-term incentive compensation. The components of the total stock unit awards and associated fair values are set forth below.

(2)	The grant date fair values are calculated in accordance with ASC 718.

Stock Unit Awards and Grant Date Fair Value Under ASC 718
Name	Asset Category	Vesting Period (a)	Units (#)	Grant Date Fair Value ($) (3)
Ronald J. Kruszewski	Mandatory Deferral	5 years	34,170	1,193,750
	Annual Incentive Compensation (b)	Immediate	25,762	900,000
	Long-Term Incentive	10 years	85,874	3,000,000
	Total		145,806	5,093,750

James M. Zemlyak	Mandatory Deferral	5 years	18,605	650,000
	Elective Deferral	Immediate	2,862	100,000
	Annual Incentive Compensation (b)	5 years	5,725	200,000
	Long-Term Incentive	10 years	42,937	1,500,000
	Total		70,129	2,450,000

Thomas P. Mulroy	Mandatory Deferral	5 years	18,783	656,250
	Annual Incentive Compensation (b)	5 years	5,725	200,000
	Long-Term Incentive	10 years	42,937	1,500,000
	Total		67,445	2,356,250

Victor J. Nesi	Mandatory Deferral	5 years	18,783	656,250
	Annual Incentive Compensation (b)	5 years	5,725	200,000
	Long-Term Incentive	10 years	42,937	1,500,000
	Total		67,445	2,356,250

Ben A. Plotkin	Mandatory Deferral	5 years	5,277	184,388
	Elective Deferral	Immediate	760	26,581
	Annual Incentive Compensation (b)	5 years	14,312	500,000
	Total		20,349	710,969

(a)	The mandatory deferrals vest ratably over a five-year period. Elective deferrals vest immediately. Long-term incentive awards vest ratably over a ten-year period, subject to certain provisions.

(b)

In March 2013, the Committee awarded stock units to Messrs. Kruszewski, Zemlyak, Mulroy, Nesi, and Plotkin as part of their annual incentive compensation. Mr. Kruszewski’s units were distributed in full in December 2013. Messrs. Zemlyak, Mulroy, Nesi, and Plotkin’s stock units will vest ratably over a five-year period.

(3)	The grant date fair values are calculated in accordance with ASC 718.

Additional Information About the Compensation Paid to the Named Executive Officers in 2013

We entered into an employment agreement with Ronald J. Kruszewski as of September 25, 1997. Under the employment agreement, Mr. Kruszewski receives an annual salary of at least $200,000, and he is eligible to participate in the executive bonus pool and in all other employee benefits we provide to senior executive officers.

We entered into an employment agreement with James M. Zemlyak on February 1, 1999, which provides for the employment of Mr. Zemlyak at a base salary of at least $175,000 per annum, and he is eligible to participate in all other employee benefits we provide to senior executive officers.

We entered into an employment agreement with Thomas P. Mulroy on August 16, 2005, which provides for his employment at a base salary of at least $250,000 per annum, and he is eligible to participate in all other employee benefits we provide to senior executive officers.

We entered into an employment agreement with Victor J. Nesi on June 25, 2009, which provides for his employment at a base salary of at least $250,000 per annum, and he is eligible to participate in all other employee benefits we provide to senior executive officers.

Pursuant to the SWAP, participants in the plan receive and are required to defer a portion of their annual incentive compensation. For incentive compensation received in 2013, the mandatory deferral is at least 25% of each participant’s annual incentive compensation. In addition, each participant can electively defer up to an additional 5% of their annual compensation. The maximum amount of incentive compensation earned during a year that can be issued in stock units is 30%. All stock units are issued to participants based upon the fair market value of our common stock on the date of issuance. Stock units received on a mandatory basis in 2011 vest ratably over a five-year period of continued employment following the date of issuance. Vesting based on continued employment may be eliminated, however, upon a termination without cause if the holder of the award refrains from engaging in a competitive activity or a soliciting activity prior to the relevant vesting date of such award. Stock units that the participant elects to receive are fully vested on the date of issuance. For additional information on modifications to the SWAP effective for any deferrals made after August 9, 2010, see the section entitled “Annual Incentive Compensation.”

2013 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the number of exercisable and unexercisable stock options and stock awards at December 31, 2013, held by the individuals named in the 2013 Summary Compensation Table.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Stock Units That Have Not Vested (#) (1)	Market Value of Stock Units That Have Not Vested ($) (2)
Ronald J. Kruszewski	—	—	—	—	—	276,306	13,240,585
James M. Zemlyak	—	—	—	—	—	141,886	6,799,177
Thomas P. Mulroy	—	—	—	—	—	156,464	7,497,755
Victor J. Nesi	—	—	—	—	—	175,524	8,411,110
Ben A. Plotkin	—	—	—	—	—	48,626	2,330,158

(1)

These units vest over a three-to five-year period. In addition to the amounts listed, as of December 31, 2013, based on our common stock closing stock price at year-end of $47.92, Mr. Kruszewski held 39,099 units, which were fully vested and were valued at $1,873,624; Mr. Zemlyak held 19,856 units, which were fully vested and were valued at $951,500; Mr. Mulroy held 14,546 units, which were fully vested and were valued at $697,044; Mr. Nesi held 16,966 units, which were fully vested and were valued at $813,011; and Mr. Plotkin held 8,013 units, which were fully vested and were valued at $383,983.

(2)	Based on the closing price of $47.92 per share of our common stock on December 31, 2013.

2013 Option Exercises and Stock Units Vested/Converted

The following table sets forth certain information concerning stock vested/converted during the year ended December 31, 2013. None of the named executive officers hold stock options.

	Stock Awards
Name	Number of Shares Acquired on Vesting/Conversion (#)	Value Realized on Vesting/Conversion ($) (1)
Ronald J. Kruszewski	241,136	8,741,866
James M. Zemlyak	43,506	1,528,397
Thomas P. Mulroy	33,381	1,172,706
Victor J. Nesi	53,765	1,888,800
Ben A. Plotkin	21,305	748,497

(1)

These figures represent the dollar value of gross units converted into our common stock by the named executive officers. Executives realize ordinary income and have a resulting tax liability equal to the current market price value of the shares received when vested stock units are converted into common stock. As a result, executives are given the ability to surrender shares in order to pay tax liabilities. During 2013, Messrs. Kruszewski, Zemlyak, Mulroy, Nesi, and Plotkin surrendered 111,609 shares, 16,843 shares, 12,920 shares, 23,713 shares, and 5,948 shares, respectively, as payment for tax liabilities. Shares surrendered are valued at fair market value on the date of conversion.

2013 Post-Retirement Benefits

Nonqualified Deferred Compensation.    The following table sets forth information concerning contributions, earnings, and balances under nonqualified deferred contribution plans for the named executive officers:

Name	Aggregate Balance at Beginning of Year ($)	Executive Contribution in Last FY ($) (1)	Registrant Contribution in Last FY ($) (2)	Aggregate Earnings / (Losses) in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($) (4)	Aggregate Balance at End of Year ($)

Ronald J. Kruszewski	13,131,166	775,000	4,318,750	5,631,158	(8,741,866)	15,114,208

James M. Zemlyak	4,319,754	600,000	1,850,000	2,509,320	(1,528,397)	7,750,677

Thomas P. Mulroy	4,378,164	525,000	1,831,250	2,633,091	(1,172,706)	8,194,799

Victor J. Nesi	5,716,524	525,000	1,831,250	3,040,146	(1,888,800)	9,224,120

Ben A. Plotkin	1,841,296	168,775	542,194	910,373	(748,497)	2,714,141

(1)

The amounts listed in this column represent the annual incentive compensation paid to our named executive officers, which are either mandatorily or electively deferred under the SWAP and are included within the “Stock Awards” column of the Company’s 2013 Summary Compensation Table.

(2)

The amounts listed in this column represent long-term incentive awards granted to our named executive officers, the value of which has been included within the “Stock Awards” column of the Company’s 2013 Summary Compensation Table.

(3)

The amounts in this column represent (1) the change in market value of the Company’s common stock during the last fiscal year and (2) the difference between closing price of our common stock on December 31, 2012 and the fair value of incentive stock awards on the date of conversion.

(4)	The amounts in this column represent the fair value of incentive stock awards on the date of conversion.

In 2013, as provided above, our executives were required to defer at least 25% of their bonuses pursuant to the SWAP. In addition, each executive can elect to defer up to an additional 5% percent of his bonus.

Discussion of Post-Employment Payments

Annual and Long-Term Incentive Awards.    The annual and long-term incentive awards made to the named executive officers vest upon the death, disability, or retirement of the executive officer. Additionally, pursuant to Mr. Mulroy’s employment agreement, which is described below, any stock awarded to Mr. Mulroy pursuant to an award agreement provides for full vesting upon a change in control of our Company. Assuming any of these events had occurred at December 31, 2013, each named executive officer would have received full vesting of some or all of their outstanding units, and these units would have been converted into common stock as set forth in the following table.

Name	Number of Shares Acquired if Vesting Upon a Change in Control (#)	Value Realized if Vesting Upon a Change in Control ($) (1)	Number of Shares Acquired if Vesting Upon Death, Disability, or Retirement (#)	Value Realized if Vesting Upon Death, Disability, or Retirement ($) (1)

Ronald J. Kruszewski	—	—	86,706	4,154,961

James M. Zemlyak	—	—	47,086	2,256,361

Thomas P. Mulroy	—	—	61,664	2,954,939

Victor J. Nesi	—	—	80,724	3,868,294

Ben A. Plotkin	—	—	41,354	1,981,684

(1) Based on the closing price of $47.92 per share of our common stock on December 31, 2013.

The stock units granted to the named executive officers are subject to forfeiture prior to vesting if the named executive officer is terminated for cause, as set forth in more detail in the SWAP.

Certain Employment Agreement Provisions.

Agreement with Thomas P. Mulroy:    Mr. Mulroy is subject to non-compete, non-solicit, and confidentiality provisions pursuant to an employment agreement dated August 16, 2005, entered into by the Company with Mr. Mulroy. Mr. Mulroy’s agreement provides that, during the time of his employment with our Company, he cannot directly or indirectly compete, assist in, or provide financial resources to any activity which competes with our Company in the financial services industry. Mr. Mulroy’s agreement further provides that during his employment with the Company and for a period six months thereafter, he is prohibited from soliciting any person who is or was an employee of the Company or its subsidiaries or a third-party consultant or advisor during the preceding six months to be employed by or perform services for another party in any capacity, and from interfering with any contractual relationship that the Company may have with any such party. The agreement also prohibits Mr. Mulroy from disclosing any non-public information learned or obtained during the period of his employment with the Company.

In addition to the above, pursuant to Mr. Mulroy’s agreement, in the event of his death or physical disability, Mr. Mulroy or his estate shall receive regular compensation and benefits from our Company through the end of the month in which the death or disability occurred, as well as any applicable bonus or other benefits to which Mr. Mulroy was entitled. For these purposes, the agreement defines physical disability as “by reason of physical condition, the employee has been or shall be unable to perform a material portion of the services required for a continuous ninety (90)-day period (successive periods of disability not separated by a two-week disability-free period shall be deemed for this purpose to constitute, in the aggregate, a continuous period of disability).” In addition, the then-current year’s stock units and any “matching” stock awarded to Mr. Mulroy shall fully vest in the event of such death or physical disability.

Agreement with Victor J. Nesi:    Mr. Nesi is subject to non-solicit and confidentiality provisions pursuant to an employment agreement with the Company dated June 25, 2009. Mr. Nesi’s agreement provides that, for a period of nine months from the date that Mr. Nesi gives notice of his intent to resign from his employment, he is prohibited from soliciting any person who is or was an employee of the Company or its subsidiaries or a third-party consultant or advisor during the preceding six months from the date of Mr. Nesi’s termination of employment to be employed by or perform services for another party in any capacity, and from interfering with any contractual or client relationship that the Company may have with any such party. The agreement also prohibits Mr. Nesi from disclosing any non-public information learned or obtained during the period of his employment with the Company.

NON-EMPLOYEE DIRECTOR COMPENSATION

The following table sets forth information concerning compensation earned by our non-employee directors in fiscal year 2013. Directors who also serve as our employees, inside directors, do not receive additional compensation for their service as directors of either the Company or any of its subsidiaries, although we do reimburse them for their expenses for attendance at Board meetings. This policy applies to Messrs. Kruszewski, Zemlyak, Himelfarb, Michaud, Mulroy, Nesi, Plotkin, and Weisel, who serve as both directors and executive officers of the Company. Information about the 2013 compensation earned or paid to Messrs. Kruszewski, Zemlyak, Mulroy, Nesi, and Plotkin in their capacity as executive officers of the Company is disclosed in the 2013 Summary Compensation Table because they are named executive officers for purposes of this proxy statement.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Unit Awards ($) (2)	Total ($) (3)

Bruce A. Beda	—	150,263	150,263

Michael W. Brown	—	125,263	125,263

Charles A. Dill	—	125,263	125,263

John P. Dubinsky	53,000	125,263	178,263

Robert E. Grady	—	139,013	139,013

Frederick O. Hanser	48,000	125,263	173,263

Alton F. Irby III	—	125,263	125,263

James M. Oates	—	140,263	140,263

Kelvin R. Westbrook	—	125,263	125,263

Michael J. Zimmerman	—	115,803	115,803

(1)

Stated amounts include cash compensation paid to Messrs. Dubinsky and Hanser in 2013 for their service as the non-executive Chairman and the non-executive Vice Chairman, respectively, of the Board of Directors of Stifel Bank & Trust during 2013.

(2)

In lieu of an annual cash retainer, each non-employee director was issued 3,750 stock units on June 12, 2013. Additionally, the Committee chairs were issued additional stock units valued at the closing price of our common stock on the day prior to the grant of the award as follows: Audit Committee, $25,000; Compensation Committee, $15,000; and Risk Management/Corporate Governance Committee, $15,000. The units vest on a quarterly basis over a one-year period. Amounts stated reflect the aggregate grant date fair value of $34.97 computed in accordance with ASC 718. As of December 31, 2013, each director held the following number of stock units outstanding: Mr. Beda, 29,651; Mr. Brown, 12,562; Mr. Dill, 21,000; Mr. Dubinsky, 21,000; Mr. Grady, 13,361; Mr. Hanser, 21,000; Mr. Irby, 12,562; Mr. Oates, 32,376; Mr. Westbrook, 21,000; and Mr. Zimmerman, 3,750.

(3)

Total amounts stated reflect the aggregate grant date fair value computed in accordance with ASC 718. As of December 31, 2013, each director held the following number of options outstanding: Mr. Beda, 2,250; Mr. Brown, 7,496; Mr. Dill, 2,250; Mr. Dubinsky, 450; Mr. Hanser, 4,500; and Mr. Irby, 6,819.

Additional Information About Non-Employee Director Compensation

Non-employee directors of the Company are required to defer all director fees into stock units pursuant to the Equity Incentive Plan for Non-Employee Directors (2008 Restatement). These stock units are generally granted annually in May and vest on a quarterly basis over a one-year period.

As approved by the Board of Directors, the annual stock retainer payable to each non-employee director includes an award of 3,750 stock units. Additionally, the chair of each of the Audit Committee, Compensation Committee, and Risk Management/Corporate Governance Committee will continue to receive additional common stock units valued in the approximate amounts of $25,000, $15,000, and $15,000, respectively, for services in such capacity based upon the fair market value of our common stock on the date of approval.

Thus, for 2013, the stock units awarded to the non-employee directors on June 12, 2013, were as follows: Mr. Beda, 4,465; Mr. Brown, 3,750; Mr. Dill, 3,750; Mr. Dubinsky, 3,750; Mr. Grady, 4,179; Mr. Hanser, 3,750; Mr. Irby, 3,750; Mr. Oates, 4,179; Mr. Westbrook, 3,750; and Mr. Zimmerman, 3,750. The closing price of our common stock on the day prior to the grant of award was $34.97.

Additionally, non-employee directors who also serve on the Board of Directors of Stifel Bank & Trust receive cash compensation as approved by the Stifel Bank & Trust Board of Directors. See footnote (1) to the director compensation chart above.

Directors who are also our employees do not receive any compensation for their service as directors of the Company or its subsidiaries, but we pay their expenses for attendance at meetings of the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Sarbanes-Oxley Act of 2002 generally prohibits loans by an issuer and its subsidiaries to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features.

From time to time, Stifel Bank & Trust makes loans and extensions of credit to our directors and executive officers. Outstanding loans made to our directors and executive officers, and members of their immediate families, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company and its subsidiaries, and did not involve more than the normal risk of collectability or present other unfavorable features. As of December 31, 2013, all such loans were performing to their original terms.

Certain of our officers and directors maintain margin accounts with Stifel, Nicolaus & Company, Incorporated pursuant to which Stifel, Nicolaus & Company, Incorporated may make loans for the purchase of securities. All margin loans are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features.

Related party transactions are approved by the Board of Directors on a case-by-case basis. As such, no formal policies or procedures have been adopted for the approval of related party transactions.

We maintain various policies and procedures relating to the review, approval, or ratification of transactions in which our Company is a participant and in which any of our directors and executive officers or their family members have a direct or indirect material interest. Our Company Code of Ethics, which is available on our web site at www.stifel.com, prohibits our directors and employees, including our executive officers and, in some cases, their family members, from engaging in certain activities without the prior written consent of management or our General Counsel, as applicable. These activities typically relate to situations where a director, executive officer, or other employee and, in some cases, an immediate family member, may have significant financial or business interests in another company competing with or doing business with our Company, or who stands to benefit in some way from such a relationship or activity. Specifically, our Code of Ethics includes prohibitions against: engaging in any outside business or other activity that might create a conflict of interest with or compete against the Company’s interests, including ownership of privately held stock or partnership interests without prior written approval, using

Company property, information, or positions for improper personal gain or benefit, and receiving bonuses, fees, gifts, frequent or excessive entertainment, or any similar form of consideration above a nominal value from any person or entity with which the Company does, or seeks to do, business. It is also against Company policy to give gifts or gratuities without receiving specific approval by the Company’s General Counsel.

Airplane Usage and Allowance.    In May 2011, the Compensation Committee approved the use by Mr. Weisel, Chairman, and certain of our other employees from time to time, of an airplane owned by Thomas Weisel Investment Management, Inc., an entity wholly owned by Mr. Weisel, for business and other travel. In connection with the airplane usage, the Company approved an airplane allowance payable to Thomas Weisel Investment Management, Inc. in the fixed amount of $300,000 covering the period from January 1, 2013 through December 31, 2013. Based on historical and anticipated usage of the airplane by Mr. Weisel and such other employees, the Compensation Committee approved the payment of the airplane allowance on the condition that any personal flight activity attributable to a Company employee would be included in such employee’s annual compensation.

Ownership Interest in Selling Source LLC. Mr. Irby, a director of the Company, is a founding partner and the chairman of London Bay Capital LLC, an investment firm that, in 2007, indirectly acquired a controlling interest in Selling Source LLC. TWPG provided advisory and placement agent services in connection with this acquisition. A portion of the compensation payable to TWPG for its services included an ownership interest in Selling Source LLC. Further, in connection with the acquisition, TWPG purchased additional shares of Selling Source LLC. The Company, as a result of its acquisition of TWPG in July 2010, now has an ownership interest in Selling Source LLC. The Company’s ownership interest in Selling Source LLC is valued, as of December 31, 2013, at $3.9 million.

Each year, we require our directors and executive officers to complete a questionnaire which identifies, among other things, any transactions or potential transactions with the Company in which a director or an executive officer or one of their family members or associated entities has an interest. We also require that directors and executive officers notify our Company of any changes during the course of the year to the information provided in the annual questionnaire as soon as possible.

We believe that the foregoing policies and procedures collectively ensure that all related party transactions requiring disclosure under applicable SEC rules are appropriately reviewed.

AUDIT MATTERS

ITEM III – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors recommends that you vote FOR ratification of the selection of Ernst & Young LLP as the independent auditor of Stifel Financial Corp. and its subsidiaries for the year ending December 31, 2014.

The Audit Committee of our Board of Directors has selected Ernst & Young LLP to serve as our independent auditor for the year ending December 31, 2014. While it is not required to do so, our Board of Directors is submitting the selection of Ernst & Young LLP for ratification in order to ascertain the views of our shareholders with respect to the choice of audit firm. If the selection is not ratified, the Audit Committee will reconsider its selection. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will be available to answer shareholder questions, and will have the opportunity to make a statement if they desire to do so.

Audit Committee Report

The primary function of our Audit Committee is oversight of our financial reporting process, publicly filed financial reports, internal accounting and financial controls, and the independent audit of the consolidated financial statements. The consolidated financial statements of Stifel Financial Corp. for the year ended December 31, 2013 were audited by Ernst & Young LLP, independent auditor for the company.

The Audit Committee operates pursuant to a written charter which was approved and adopted by the Board of Directors. Our Board of Directors has determined that each of the members of the Audit Committee is independent within the meaning of the listing standards of the SEC and the NYSE.

As part of its activities, the Committee has:

—	Reviewed and discussed with management and the independent auditor the Company’s audited financial statements;
—

Discussed with the independent auditor the matters required to be communicated under Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

—

Received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board in Rule 3200T regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

Management is responsible for the Company’s system of internal controls and financial reporting process. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes. Based on the foregoing review and discussions and a review of the report of Ernst & Young LLP with respect to the consolidated financial statements, and relying thereon, we have recommended to the Board of Directors of Stifel Financial Corp. the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors of Stifel Financial Corp

Bruce A. Beda, Chairman

John P. Dubinsky

Robert E. Grady

James M. Oates

Kelvin R. Westbrook

* * *

Auditor Fees

Ernst & Young LLP served as our independent auditor for 2013 and 2012. The following table presents fees for professional audit services for the audit of our annual consolidated financial statements for 2013 and 2012, as well as fees for the review of our interim consolidated financial statements for each quarter in 2013 and 2012 and for all other services performed for 2013 and 2012 by Ernst & Young LLP.

	Fiscal Year Ended December 31,
Type of Fee	2013	2012
Audit Fees (1)	$ 2,513,182	$ 1,835,201
Audit-Related Fees (2)	245,500	222,600
Tax Fees (3)	21,000	55,000
All Other Fees (4)	2,500	10,253

Total	$ 2,782,182	$ 2,123,054

(1)

Audit Fees include fees for professional services rendered for the audits of our annual consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting, including associated out-of-pocket expenses, reviews of unaudited quarterly financial statements, and services that are normally provided by independent auditors in connection with statutory and regulatory filings.

(2)

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Specifically, the services provided for 2013 included services relating to security custody surprise audit count, and the issuance of an independent auditor’s report on controls placed in operation and tests of operating effectiveness.

(3)	Tax Fees include fees for services principally related to the review of Company-prepared federal and state tax returns.

(4)	All Other Fees include an annual license fee for access to Ernst & Young’s web-based accounting research tool and investment banking accounting consultation.

Auditor Services Pre-Approval Policy

The Audit Committee has adopted an auditor services pre-approval policy applicable to services performed for us by our independent auditor. In accordance with this policy, the Audit Committee’s practice is to approve annually all audit, audit-related, and permissible non-audit services to be provided by the independent auditor during the year. If a service to be provided is not pre-approved as part of the annual process or if it may exceed pre-approved fee levels, the service must receive a specific and separate pre-approval by the Audit Committee, which has delegated authority to grant such pre-approvals during the year to the chairperson of the Audit Committee. Any pre-approvals granted pursuant to this delegated authority are reported to the Audit Committee at its next regular meeting.

Our Audit Committee has determined that the provision of the non-audit services described in the table above was compatible with maintaining the independence of our independent auditor. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence. On February 18, 2014, the Audit Committee pre-approved certain services to be provided by our independent auditor relating to engagements occurring on or after that date.

BENEFICIAL OWNERSHIP

Ownership of Directors, Nominees, and Executive Officers

The following table sets forth information regarding the amount of common stock beneficially owned, as of April 14, 2014, by each of our directors, each nominee for election as a director, the executive officers named in the 2013 Summary Compensation Table, and all of our directors and executive officers as a group.

Name	Number of Shares Beneficially Owned (1) (2)	Percentage of Outstanding Common Stock (3)	Unvested Stock Units (4)
Ronald J. Kruszewski (5)	1,068,288	1.63%	268,860
James M. Zemlyak (6)	732,428	1.12%	141,619
Richard J. Himelfarb	273,070	*	14,104
Thomas P. Mulroy	231,213	*	150,275
Thomas B. Michaud	190,625	*	15,560
Thomas W. Weisel (7) (8)	171,973	*	54,773
Victor J. Nesi (9)	167,118	*	148,841
Ben A. Plotkin	155,947	*	49,249
Charles A. Dill (10)	69,320	*	—
Bruce A. Beda	68,431	*	—
James M. Oates	62,776	*	—
Frederick O. Hanser (11)	56,688	*	—
John P. Dubinsky	51,650	*	—
Alton F. Irby III	30,566	*	—
Michael W. Brown	24,817	*	—
Kelvin R. Westbrook	23,885	*	—
Robert E. Grady (12)	15,007	*	—
Michael J. Zimmerman	8,582	*	—
Directors and Executive Officers as a Group (22 persons)	3,547,373	5.39%	942,746

(1)

Except as otherwise indicated, each individual has sole voting and investment power over the shares listed beside his name. These shares were listed on regulatory filings by each of the individual directors or executive officers.

(2)

Includes the following shares that such persons and group have the right to acquire currently or within 60 days following April 14, 2014, upon the exercise of stock options: Mr. Dill – 2,250; Mr. Beda – 2,250; Mr. Hanser – 4,500; Mr. Dubinsky – 450; Mr. Irby – 6,819; Mr. Brown – 7,496; and directors and executive officers as a group – 23,765. Also includes the following shares underlying stock units held by such persons and which are currently vested or which vest within 60 days following April 14, 2014: Mr. Kruszewski – 39,961; Mr. Zemlyak – 29,523; Mr. Himelfarb – 1,250; Mr. Mulroy – 22,653; Mr. Weisel – 9,551; Mr. Nesi – 22,643; Mr. Plotkin – 7,804; Mr. Dill – 17,625; Mr. Beda – 25,154; Mr. Oates – 28,336; Mr. Hanser –

17,625; Mr. Dubinsky – 17,632; Mr. Irby – 12,563; Mr. Brown – 12,563; Mr. Westbrook – 17,626; Mr. Grady – 13,362; Mr. Zimmerman – 3,750; and directors and executive officers as a group – 316,022. Also includes the following shares which have been allocated to such persons under the 401(k) Plan, respectively: Mr. Kruszewski – 1,278; Mr. Zemlyak – 12,487; Mr. Himelfarb – 7,555; Mr. Mulroy – 274; Mr. Weisel – 64; Mr. Nesi – 113; Mr. Plotkin – 151; and directors and executive officers as a group – 24,743.

(3)

Based upon 65,466,939 shares of common stock issued and outstanding as of April 14, 2014, and, for each director or officer or the group, the number of shares subject to options or stock units which the director, officer, or the group has the right to acquire currently or within 60 days following April 14, 2014.

(4)

Includes shares underlying stock units held by such persons but which are not convertible into our common stock within the 60-day period after April 14, 2014, and, therefore, under the rules of the SEC, are not deemed to be “beneficially owned” as of April 14, 2014. The stock units generally will be transferred into common stock at the end of a three- to six-year period after the date of grant contingent upon the holder’s continued employment with us.

(5)

Includes (i) 702,249 shares held in a limited liability company as to which Mr. Kruszewski has sole voting power and (ii) 4,500 shares held in a trust for the benefit of Mr. Kruszewski’s children as to which he also has sole voting power.

(6)

Includes (i) 607,910 shares held in a limited liability company as to which Mr. Zemlyak has sole voting power and (ii) 3,000 shares held in a trust for the benefit of Mr. Zemlyak’s child as to which he also has sole voting power.

(7)	Mr. Weisel has pledged 98,359 shares as collateral as security for certain obligations.

(8)	Includes 162,358 shares held by the Thomas W. Weisel Trust.

(9)	Includes 9,087 shares held by the Nesi Family Foundation.

(10)	Mr. Dill has pledged 30,000 shares as collateral for a loan.

(11)	Includes 34,563 shares held by the Frederick O. Hanser Revocable Trust.

(12)	Includes 310 shares held by the Robert E. Grady Revocable Trust.

(*)	Shares beneficially owned do not exceed 1% of the outstanding shares of our common stock.

Ownership of Certain Beneficial Owners

Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as of April 14, 2014, the persons identified below were the only persons known to us to be a beneficial owner of more than 5% of our common stock.

Name and Address	Number of Shares Beneficially Owned		Percent of Outstanding Common Stock (1)

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	6,027,375	(2)	9.2%

Invesco Ltd. 1555 Peachtree Street NE Atlanta, GA 303309	3,885,911	(3)	5.9%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,857,047	(4)	5.9%

Royce & Associates, LLC 745 Fifth Avenue New York, New York 10151	3,279,664	(5)	5.0%

(1)	Based upon 65,466,939 shares of common stock issued and outstanding as of April 14, 2014.

(2)

The information shown is based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 30, 2014 by Blackrock, Inc. The amended Schedule 13G indicates that Blackrock, Inc. has sole voting power as to 5,823,781 shares and sole dispositive power as to 6,027,375 shares.

(3)

The information shown is based on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2014 by Invesco Ltd. The Schedule 13G indicates that Invesco, Ltd. has sole voting power and sole dispositive power as to all 3,885,911 shares.

(4)

The information shown is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2014 by The Vanguard Group, Inc. The amended Schedule 13G indicates that Vanguard Group, Inc. has sole voting power as to 93,627 shares, sole dispositive power as to 3,767,745 shares, and shared dispositive power as to 89,302 shares.

(5)

The information shown is based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 14, 2014 by Royce & Associates, LLC. The amended Schedule 13G indicates that Royce & Associates, LLC has sole voting power and sole dispositive power as to all 3,279,664 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our officers and directors, and persons who own more than 10 percent of our outstanding stock, file reports of ownership and changes in ownership with the SEC. To our knowledge, all Section 16(a) filing requirements applicable to our officers, directors, and greater than 10% beneficial owners were complied with during the year ended December 31, 2013.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

WHO IS SOLICITING MY VOTE?

Our Board of Directors is soliciting your vote at the Annual Meeting.

WHAT WILL I BE VOTING ON?

—	Election of six directors nominated by our Board of Directors.
—	Advisory approval of the compensation of our named executive officers.
—	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014.
—	Any other business that properly comes before the meeting or any adjournment(s) or postponement(s) of such meeting.

HOW MANY VOTES DO I HAVE?

You will have one vote for every share of Company common stock you owned on the record date, April 14, 2014, for each of the directors to be elected and on each other proposal presented at the Annual Meeting. Common stock is our only class of outstanding stock. There is no cumulative voting in the election of directors.

WHO CAN VOTE AT OUR ANNUAL MEETING?

You can vote your shares of Common Stock at our Annual Meeting if you were a shareholder at the close of business on April 14, 2014, the record date for our Annual Meeting.

As of April 14, 2014, there were 65,466,939 shares of common stock outstanding, each of which entitles the holder to one vote for each matter to be voted on at our Annual Meeting.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

32,733,471 votes, which represents a majority of the votes that can be cast at the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting.

DOES ANY SINGLE SHAREHOLDER CONTROL AS MUCH AS 5 PERCENT OF ANY CLASS OF STIFEL’S COMMON STOCK?

There are four (4) shareholders that beneficially own over 5% of our common stock.

HOW DO I VOTE?

You can vote either by proxy, with or without attending the Annual Meeting, or in person at the Annual Meeting.

To vote electronically via the Internet, please follow the instructions provided at www.investorvote.com/sf.

Alternatively, to vote via telephone, please call (800) 652-VOTE (8683).

If you requested that a proxy card be mailed to you, you may fill out your proxy card, date and sign it, and return it in the provided postage-paid envelope. We must receive your proxy card no later than June 11, 2014, for your proxy to be valid and for your vote to count.

Our employees who participate in our employee benefit plans may vote those shares on our Intranet or may have their proxy card mailed to them.

If you want to vote in person at the Annual Meeting and you hold your stock through a securities broker or other nominee (that is, in street name), you must obtain a proxy from your broker or nominee and bring that proxy to the meeting.

Shares Held in the Stifel, Nicolaus & Company, Incorporated Profit Sharing 401(k) Plan

On April 14, 2014, the Stifel, Nicolaus & Company, Incorporated Profit Sharing 401(k) Plan (the “401(k) Plan”) held 1,722,371 shares of our common stock in the name of Prudential, as trustee of the 401(k) Plan. If you are a participant in the 401(k) Plan, you may instruct Prudential how to vote shares of common stock credited to your 401(k) Plan account by indicating your instructions by voting on our Intranet or by requesting a proxy card and returning it to us by June 10, 2014. A properly executed proxy card or Intranet instructions will be voted as directed. If no proper voting direction is received, Prudential, in its capacity as the 401(k) Plan trustee, will vote your shares held in the 401(k) Plan in the same proportion as votes received from other participants in the 401(k) Plan.

Broker Non-Votes

Under the rules of the NYSE, your shares cannot be voted without your specific voting instructions on Items I and II. See the section entitled “Can My Shares Be Voted If I Don’t Vote Electronically, Don’t Vote By Telephone, Don’t Return My Proxy Card, and Don’t Attend the Annual Meeting?” below for additional information. Accordingly, in order for your shares to be voted on all matters, please return your instructions promptly through any of the above-noted means. Please vote; your vote is important. Voting on matters presented at shareholders meetings, particularly the election of directors, is the primary method for shareholders to influence the direction taken by a publicly traded company. We urge you to participate in the election through any of the above-noted means. Please understand that if you vote electronically, vote by telephone, or return a proxy card without specifying your vote on a particular proposal, then this will be construed as an instruction to vote the shares as recommended by the Board on all matters to be considered at the meeting.

CAN I CHANGE MY VOTE?

Yes. Prior to the meeting date, you may cast a new vote by telephone, Internet, or Intranet, or request and return a proxy card with a later date, or send a written notice of revocation to David Minnick, our Corporate Secretary, at One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102, or e-mail us at investorrelations@stifel.com. If you attend the Annual Meeting and want to vote in person, you can request that your previously submitted proxy not be used.

WHAT ARE THE VOTES REQUIRED TO ELECT DIRECTORS, ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AND APPROVE THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM?

—

In an uncontested election, as is the case in this election, each nominee for director shall be elected to the Board of Directors if the votes cast “FOR” such nominee’s election exceed the “WITHHOLD” votes cast against such nominee’s election.

—	The affirmative vote of a majority of the shares of our common stock cast at the meeting in person or by proxy is required for advisory approval of the compensation of our named executive officers.

—

The affirmative vote of a majority of the shares of our common stock cast at the meeting in person or by proxy is required to ratify Ernst & Young LLP as our independent registered public accounting firm.

WHAT IF I DON’T VOTE FOR SOME OF THE MATTERS LISTED IN THESE PROXY MATERIALS OR ON MY PROXY CARD?

If you vote for some, but not all, matters electronically or by telephone, or return a proxy card without indicating your vote with regard to a particular matter, your shares will be voted “FOR” all of the nominees listed on the card, “FOR” the advisory approval of the compensation of our named executive officers, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014, and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

HOW ARE BROKER NON-VOTES AND ABSTENTIONS TREATED?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. When tabulating the voting results for any particular proposal, shares that constitute broker non-votes and, pursuant to our By-Laws, abstentions are not considered votes cast on that proposal. Accordingly, broker non-votes and abstentions will not affect the outcome of any matter being voted on at the Annual Meeting. In order to minimize the number of broker non-votes, the Company encourages you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

CAN MY SHARES BE VOTED IF I DON’T VOTE ELECTRONICALLY, DON’T VOTE BY TELEPHONE, DON’T RETURN MY PROXY CARD, AND DON’T ATTEND THE ANNUAL MEETING?

Items I and II are not considered routine matters under the NYSE rules, and therefore, brokerage firms and nominees that are members of the NYSE will not be able to vote the shares that they hold for you in nominee name if they have not received your voting instructions with regard to these proposals. For Items I and II, shares that constitute broker non-votes and abstentions are not considered votes cast on that proposal. Accordingly, broker non-votes and abstentions will not affect the outcome of the votes under either proposal.

Item III, the ratification of our independent registered public accounting firm, is considered a routine matter under the NYSE rules for voting purposes. Accordingly, brokerage firms and nominees that are members of the NYSE have the authority under those rules to vote the shares that they hold for you in nominee name even if you have not furnished voting instructions within a specified period of time prior to the Annual Meeting.

COULD OTHER MATTERS BE DECIDED AT THE ANNUAL MEETING?

We do not know of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the proxies will be voted at the discretion of the proxy holders.

WHAT HAPPENS IF THE MEETING IS ADJOURNED OR POSTPONED?

Your proxy will still be valid and may be voted at the adjourned or postponed meeting.

WHY DID I RECEIVE A ONE-PAGE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PROXY MATERIALS?

As permitted by the SEC rules, we have elected to provide access to our proxy materials over the Internet, which reduces our costs and the environmental impact of our Annual Meeting. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners who have not previously requested a printed or electronic set of proxy materials. The Notice contains instructions on how to access our proxy statement and annual report and vote online, as well as instructions on how to request a printed set of proxy materials.

HOW CAN I ACCESS STIFEL’S PROXY MATERIALS AND ANNUAL REPORT ELECTRONICALLY?

To vote electronically via the Internet, you will need your control number, which was provided to you in the Notice or the proxy card included in your printed or electronic set of proxy materials. Once you have your control number, you may go to www.investorvote.com/sf and enter your control number when prompted to vote. To request the proxy materials electronically, you may either call (800) 652-VOTE (8683) or send an e-mail requesting electronic delivery of the materials to investorrelations@stifel.com. Additionally, the proxy materials are available at www.investorvote.com/sf and at www.stifel.com/investorrelations.

SHAREHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

In order to be considered for inclusion in the proxy statement for the 2015 Annual Meeting of shareholders, the written proposal must be received at our principal executive offices on or before January 1, 2015. The proposal should be addressed to Stifel Financial Corp., Attention: David M. Minnick, Corporate Secretary, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Upon receipt of any such proposal, we will determine whether to include such proposal in the proxy statement and proxy card in accordance with regulations governing the solicitation of proxies.

Shareholder proposals not intended to be included in the Company’s proxy statement may be brought before an annual meeting in accordance with the advance notice procedures detailed in our By-Laws. For the 2015 Annual Meeting, we must receive information relating to such proposal by March 14, 2015, but not before February 12, 2015, which is not less than 90 days or more than 120 days prior to the anniversary date of the immediately preceding annual meeting. Shareholder proposals must also be in proper written form and meet the detailed disclosure requirements set forth in our By-Laws. If you would like to receive a copy of the provisions of our By-Laws setting forth all of the requirements, you should write to Stifel Financial Corp., Attention: David M. Minnick, Corporate Secretary, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102. Any proposals that we receive that are not in accordance with the above standards will not be voted on at the 2015 Annual Meeting. A shareholder may nominate candidates for election as directors at shareholder meetings by following the procedures set forth in this proxy statement under the section entitled “Board of Directors – Leadership, Risk Oversight, Meetings and Committees” under the heading “Risk Management/Corporate Governance Committee.”

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements, annual reports, and other deliverables with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We household our deliverables to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of distributed materials, or if you are receiving multiple copies of distributed materials and wish to receive only one, please contact us in writing or by telephone at Stifel Financial Corp., Attention: David M. Minnick, Corporate Secretary, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102, (314) 342-2000. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a shareholder at a shared address to which a single copy of either document was delivered.

OTHER MATTERS

Management knows of no business to be brought before the Annual Meeting other than that set forth herein. However, if any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters. Even if you plan to attend the meeting in person, we urge you to promptly vote your shares over the Internet, by telephone, or if you requested printed copies of the proxy materials, you can vote by dating, signing, and returning the proxy card in the postage-paid return envelope. Your cooperation in giving this your prompt attention is appreciated.

MISCELLANEOUS

The Company will bear the cost of solicitation of proxies. Proxies will be solicited by mail, telephone, Internet, or other electronic means. They also may be solicited by officers and regular employees of us and our subsidiaries personally or by telephone, but such persons will not be specifically compensated for such services. Brokerage houses, custodians, nominees, and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and will be reimbursed for their reasonable expenses incurred in connection therewith.

By Order of the Board of Directors,

David M. Minnick, Corporate Secretary

April 30, 2014

St. Louis, Missouri

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 11, 2014

The Proxy Statement and 2013 Annual Report are available at www.investorvote.com/SF.

Please contact the corporate secretary at 1-314-342-2000 or email us at investorrelations@stifel.com if you have any questions about accessing these materials.

IF YOU HAVE NOTE VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy - STIFEL FINANCIAL CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Ronald J. Kruszewski and David M. Minnick (or such other person as is designated by the board of directors of Stifel Financial Corp. (“Stifel”), (the “Proxies”), or either of them (with full power to act alone), true and lawful attorney(s), with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote as designated on the reverse side all of the shares of common stock, $0.15 par value, of Stifel entitled to be voted by the undersigned at the Annual Meeting of Stockholders to be held on June 11, 2014 and at any adjournments or postponements thereof. Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the board of directors. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

The undersigned acknowledges receipt of the Notice of the Annual Meeting, the Proxy Statement and the 2013 Annual Report.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” all the named nominees for director and “FOR” Proposals 2 and 3.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on June 9, 2014.

Vote by Internet
—	Go to www.investorvote.com/SF
—	Or scan the QR code with your smartphone
—	Follow the steps outlined on the secure website

Vote by telephone
—	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
—	Follow the instructions provide by the recorded message

Using a black ink pen, mark you votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors

Class I – Nominees for terms ending in 2017	For	Withhold
01 – Bruce A. Beda	☐	☐
02 – Fredrick O. Hanser	☐	☐
03 – Ronald J. Kruszewski	☐	☐
04 – Thomas P. Mulroy	☐	☐
05 – Thomas W. Weisel	☐	☐
06 – Kelvin R. Westbrook	☐	☐

	For	Against	Abstain
2. Proposal to approve an advisory resolution relating to the compensation of our named executive officers.	☐	☐	☐
3. Ratify the appointment of Ernst &Young LLP as our independent public accounting firm for 2014.	☐	☐	☐

Non-Voting Items

Change of Address – Please print new address below.

Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below

Please sign this proxy card exactly as your shares are registered. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If more than one person holds the power to vote the same, any one of them may sign this proxy card. If the stockholder is a corporation, this proxy card must be signed by a duly authorized officer of the corporation.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 -Please keep signature within the box.
/ /